As filed with the Securities and Exchange Commission on March 15, 2004

Registration No. 333-113181

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM F-3

REGISTRATION STATEMENT

Under THE SECURITIES ACT OF 1933

(Exact Name of Registrant as Specified in its Charter)

CHINA TELECOM CORPORATION LIMITED

(Translation of Registrant’s Name into English)

The People’s Republic of China	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

31 Jinrong Street, Xicheng District

Beijing, China 100032

(86-10) 6642-8166

(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue, New York, New York 10011

Tel: (212) 664-1666

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Chun Wei, Esq.
Sullivan & Cromwell LLP
28th Floor, No. 9 Queen’s Road Central
Hong Kong
(852) 2826-8688

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)(2)		Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(2)(3)		Amount of Registration Fee

H shares par value RMB1.00 per share(4)(5)	US$	1,000,000,000	100%	US$	1,000,000,000	US$	126,700

debt securities(4)

(1)	Or, if any debt securities are issued (i) at an original issue discount, such greater amount as shall result in an aggregate offering price of US$1,000,000,000, or (ii) with a principal amount denominated in a foreign currency, currency unit or composite currency, such amount as shall result in an aggregate offering price of US$1,000,000,000.
(2)	In US dollars or their equivalent in foreign denominated currencies, currency units or composite currencies.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)	There is being registered an indeterminate principal amount of debt securities and an indeterminate number of H shares, as may be issued from time to time by the Registrant, including issuances of debt securities and H shares upon the conversion of debt securities to the extent any such debt securities are, by their terms, convertible into debt securities or H shares. There is also being registered hereunder an indeterminate number of H shares that may be sold from time to time by the selling shareholders.
(5)	The H shares may be represented by American Depositary Shares, each of which represents 100 H shares. American Depositary Receipts evidencing American Depositary Shares issuable on deposit of H shares have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-100617).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we and the selling shareholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

DATED MARCH 15, 2004

PROSPECTUS

US$1,000,000,000

China Telecom Corporation Limited

Debt Securities

H shares

American Depositary Shares

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf” registration or continuous offering process. This means:

•	we may offer and sell the debt securities or H shares (directly or in the form of American Depositary Shares, or ADSs) covered by this prospectus from time to time in one or more offerings;

•	if we offer and sell H shares (directly or in the form of ADSs), the selling shareholders may also use this prospectus to offer and sell their H shares (directly or in the form of ADSs) in an amount representing an aggregate offering price not exceeding 10% of the aggregate offering price of H shares or ADSs, as applicable, sold by us;

•	this prospectus provides you with a general description of the securities we and/or the selling shareholders may offer; and

•	we will provide a prospectus supplement each time we and/or the selling shareholders sell the securities that will provide specific information about the terms of that offering and that also may add to, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

•	Our ADSs are quoted on the New York Stock Exchange under the ticker symbol “CHA.”

Investing in these securities involves certain risks. See “ Risk Factors” on page 1.

We and, if applicable, the selling shareholders may offer the securities in amounts, at prices and on terms determined at the time of the offering. The securities may be offered directly or to or through underwriters, dealers or agents. The names of any underwriters, dealers or agents will be included in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is March     , 2004.

i

RISK FACTORS

The following is a summary of some of the significant risks that could affect us. Additionally, some risks may be unknown to us and other risks, currently believed to be immaterial, could turn out to be material. You should pay particular attention to the fact that we are a Chinese company and are governed by a legal and regulatory environment that in some respects may differ from that which prevails in other countries. Any of these risks could materially and adversely affect our business, operation, profits, assets, liquidity and capital resources. They should be considered in connection with any forward-looking statements made in this prospectus and the documents incorporated by reference. For more information, we refer you to the detailed discussion of these risk factors contained in our annual report on Form 20-F for the fiscal year ended December 31, 2002 and those identified in our future filings with the Securities and Exchange Commission, incorporated herein by reference.

Risks Relating to Our Business

We face increasing competition, which may adversely affect our business growth and results of operations.

The telecommunications industry in China is rapidly evolving. Until the mid-1990s, we were the sole provider of wireline telecommunications services in our service regions, which included Shanghai Municipality, Guangdong Province, Jiangsu Province, Zhejiang Province, Anhui Province, Fujian Province, Jiangxi Province, Guangxi Zhuang Autonomous Region, Chongqing Municipality and Sichuan Province. As a result, we had a dominant market position in our service regions. We began to operate in a competitive market as the Chinese government started to implement a number of measures to restructure the telecommunications industry and encourage fair and orderly competition in the industry in the mid-1990s. We face increasing competition from other telecommunications service providers in China, including China Network Communications Group Corporation, or China Netcom Group. We expect our competitors to expand further their network coverage and increase their sales and marketing efforts in our service regions. In particular:

•	we face indirect competition in our local wireline telephone services from China’s two mobile telephone service providers, China Mobile Communications Corporation, or China Mobile, and China United Telecommunications Corporation, or China Unicom, and have begun to face direct competition from China Railway Communication Co., Ltd., or China Railcom, and China Netcom Group;

•	we face increasingly intense competition in our long distance telephone services from other providers of long distance services using public switched telephone networks, including China Unicom, China Railcom and China Netcom Group, and other providers of long distance services using the voice-over-Internet-protocol, or VoIP, technology, including China Mobile, China Unicom, China Netcom Group and China Railcom;

•	we face increasing competition in our data and Internet services from many competitors, including, primarily, China Unicom, China Netcom Group, China Mobile and China Railcom; and

•	we may face additional competition from new entrants or providers of new telecommunications services, such as telephone and Internet services offered over cable TV networks.

Moreover, as a result of China’s accession to the World Trade Organization, or the WTO, and China’s commitment under its WTO Accession Protocol, the Chinese government will gradually open up the telecommunications market in China to foreign operators. Foreign operators may have greater financial, managerial and technical resources and more expertise in network management and sales and marketing. Furthermore, advances in technology, as well as changes in the regulatory environment, may further intensify competition.

Our ability to compete effectively may be constrained by a number of factors. For example, under the Chinese government’s policy of promoting fair and orderly competition in the telecommunications industry, certain competitors of ours, such as China Unicom and China Railcom, continue to enjoy certain preferential treatment from the Chinese government in tariff setting. They may set their respective tariffs for long distance services using public switched telephone networks and leased line services at levels below the tariffs of our company with the annual approval of the regulatory authorities. This preferential treatment is not available to us. As a result, our competitors who enjoy this preferential treatment may be able to provide their services at prices that are more competitive than ours. In addition, we are not yet permitted to provide mobile communications services. We, through China Telecom Group, are, however, actively seeking the issuance of a license for mobile communications in the PRC. We can provide no assurances, however, as to whether or when we may be able to receive any benefit of any license for mobile communications in China.

As a result, our customers may choose to use other providers’ services. Increased competition from those providers may force us to lower our tariffs to the extent permitted under relevant laws, may reduce or reverse the growth of our customer base and may reduce usage of our networks. Any of these developments could materially adversely affect our business growth and results of operations.

We will continue to be controlled by China Telecom Group, which could cause us to take actions that may conflict with the best interests of our other shareholders.

As of February 26, 2004, China Telecom Group owned approximately 77.78% of our outstanding shares. Accordingly, subject to our articles of association and applicable laws and regulations, China Telecom Group will continue to be able to exercise significant influence over our management and policies by:

•	controlling the election of our directors and, in turn, indirectly controlling the selection of our senior management;

•	determining the timing and amount of our dividend payments;

•	approving our annual budgets;

•	deciding on increases or decreases in our share capital;

•	determining issuance of new securities;

•	approving mergers and acquisitions; and

•	amending our articles of association.

The interests of China Telecom Group as our controlling shareholder could conflict with our interests or the interests of our other shareholders. As a result, China Telecom Group may take actions with respect to our business that may not be in our or our other shareholders’ best interests.

The letter of undertakings provided to us by China Telecom Group contains vague terms that may not be implemented as we expect.

China Telecom Group has provided us a letter of undertakings, under which it has undertaken to support us in our existing operations and future development in the following specific areas:

•	to treat us equally with any other operators of wireline telephone, data and Internet, leased line and other related telecommunications services that are controlled by China Telecom Group;

•	to give us the right to provide additional telecommunications services in our service regions that fall within the business scope of China Telecom Group; and

•	to give us the preferential right to acquire China Telecom Group’s interest in companies or other entities that provide telecommunications services.

The current terms of the letter of undertakings do not obligate China Telecom Group to provide any financial support to us. The letter of undertakings may not be implemented as we expect due to the vagueness of its terms. Other than the letter of undertakings, we have not entered into any agreement with China Telecom Group to provide for potential allocation of business opportunities between China Telecom Group and us outside our service regions.

We depend on China Telecom Group and its other subsidiaries to provide certain services and facilities for which we currently have limited alternative sources of supply.

In addition to being our controlling shareholder, China Telecom Group, by itself and through its other subsidiaries, also provides us with services and facilities necessary for our business activities, including, but not limited to:

•	use of international gateway facilities;

•	provision of services in areas outside our service regions necessary to enable us to provide end-to-end services to our customers;

•	use of nationwide inter-provincial optic fibers; and

•	lease of properties.

The interests of China Telecom Group and its other subsidiaries as providers of these services and facilities may conflict with our interests. We currently have limited alternative sources of supply for these services. Therefore, we have limited leverage in negotiating with China Telecom Group and its other subsidiaries over the terms for the provision of these services.

Since our services require interconnection with networks of other operators, disruption in interconnections with those networks could have a material adverse effect on our business and results of operations.

Under the relevant telecommunications regulations, telecommunications operators are required to interconnect with networks of other operators. We have entered into interconnection arrangements with other telecommunications operators. Any disruption of our interconnection with the networks of those operators could have a material adverse effect on our business and results of operations. In particular, as a result of the restructuring of China’s wireline telecommunications sector, most wireline telecommunications assets except for the nationwide inter-provincial optic fibers, including the last-mile access network, formerly owned by China Telecom Group in ten northern provinces in China were allocated to China Netcom Group. As we and China Telecom Group have limited local access facilities in those ten provinces, we will need to interconnect, indirectly through China Telecom Group, with China Netcom Group in order to provide end-to-end services to our customers with operations in the ten northern provinces. Any interruption in our interconnection with China Netcom Group could have a material adverse effect on our business and results of operations.

If we are not able to respond successfully to technological or industry developments, our business may be adversely affected.

The telecommunications market is characterized by rapid advancements in technology, evolving industry standards and changes in customer needs. We cannot assure you that we will be successful in responding to these developments. In addition, new services or technologies may render our existing services or technologies less competitive. In the event we do take measures to respond to technological developments and industry standard changes, the integration of new technology or industry standards or the upgrading of our networks may require substantial time, effort and capital investment. We cannot assure you that we will succeed in integrating these new technologies and industry standards or adapting our network system in a timely and cost-effective manner, or at all. Our inability to respond successfully to technological or industry developments may adversely affect our business, results of operations and competitiveness.

If the new applications adopted by us do not perform as expected, or if we are unable to deliver commercially viable services based on these applications, our revenue and profitability may not grow as we expect.

We are pursuing a number of new growth opportunities in the broader telecommunications industry, including advanced data and broadband information and application services. These opportunities relate to new services for which there are no established markets in China. Our ability to deploy and deliver these new services depends, in many instances, on the development of new applications, which may not be developed successfully or may not perform as we expect.

In addition, the success of our broadband Internet services is substantially dependent on the availability of content, applications and devices provided by third-party developers. If we are unable to deliver commercially viable new services, our revenue and profitability will not grow as we expect and our competitiveness may be adversely affected.

Actual results of operations, performance or achievements of our company may differ materially from the prospective financial information contained in our report on Form 6-K incorporated by reference in this prospectus.

We include certain prospective financial information in our report on Form 6-K dated October 30, 2003 incorporated by reference in this prospectus with respect to our shareholders’ circular distributed to our shareholders in connection with our acquisition of telecommunications assets from China Telecom Group in 2003. The prospective financial information was based upon a number or assumptions and estimates that are inherently subject to significant business, economic and competitive uncertainties and contingencies. Many of those uncertainties and contingencies are beyond our control. In addition, the prospective financial information was also based upon assumptions with respect to our future business decisions that may change from time to time. As a result, the actual results of operations, performance or achievements of our company may differ materially from the prospective financial information.

We have prepared the prospective financial information in accordance with local market practice in Hong Kong but not in compliance with the published guidelines of the American Institute of Certified Public Accountants that contain more detailed requirements. The rules of the Hong Kong Stock Exchange specifically relating to financial projections only require us to disclose the principal assumptions on which we base our financial projections.

Risks Relating to the Telecommunications Industry in China

Extensive government regulation of the telecommunications industry may limit our flexibility in responding to market conditions, competition or changes in our cost structure.

Our businesses are subject to extensive government regulation. The Ministry of Information Industry, which is the primary telecommunications industry regulator under China’s State Council, regulates, among other things:

•	industry policies and regulations;

•	licensing;

•	tariffs;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

•	interconnection and settlement arrangements; and

•	universal service obligations.

Other Chinese governmental authorities also take part in regulating tariff policies, capital investment and foreign investment in the telecommunications industry. Major capital investments, including telecommunications network development projects, are subject to the approval of relevant Chinese government authorities. The regulatory framework within which we operate may constrain our ability to implement our business strategies and limit our flexibility to respond to market conditions or to changes in our cost structure.

Our revenues may be adversely affected by reductions in tariffs mandated by the Chinese government.

Tariffs are the prices we charge our customers for our telecommunications services. We are subject to extensive government regulations on tariffs, especially those relating to our basic telecommunications services. Currently, the relevant provincial communications administrations and provincial price bureaus determine the monthly fee and usage fee tariffs for our wireline local telephone services, based on a guidance tariff range set by the Ministry of Information Industry in consultation with the State Development and Reform Commission. The Ministry of Information Industry and the State Development and Reform Commission jointly set tariffs for all domestic and international, Hong Kong, Macau and Taiwan long distance services using public switched telephone networks, leased lines and data services. We derive a substantial portion of our revenues from services that are subject to tariffs determined by the Chinese government. In the past, our revenues have been adversely affected by reductions in tariffs mandated by the Chinese government. In September 2002, the Ministry of Information Industry indicated in writing that it does not intend to initiate any adjustment to tariffs for wireline local telephone services during the next three to five years. We believe therefore that the risk of adjustment of such tariffs in such period has been substantially reduced. However, we cannot predict with accuracy or assure you on the timing, likelihood or likely magnitude of tariff adjustments generally or the extent or potential impact on our business of future tariff adjustments. We cannot assure you that our business or results of operations will not be adversely affected by any government-mandated tariff adjustments in the future.

Future changes to the regulations and policies governing the telecommunications industry in China may have a material adverse effect on our business and operations.

Possible future changes to regulations and policies of the Chinese government governing the telecommunications industry could adversely affect our business and operations. For example, to provide a uniform regulatory framework for the orderly development of the telecommunications industry, the Chinese government is currently preparing a draft telecommunications law. If and when the telecommunications law is adopted by the Standing Committee of the National People’s Congress, it is expected to provide a new regulatory framework for telecommunications regulation in China. The contents of the draft telecommunications law have not yet been made public. We cannot be certain how this law will affect our business and operations and whether it will contain provisions more stringent than the current telecommunications regulations.

As part of the comprehensive plan to restructure China Telecom Group, as approved by China’s State Council in November 2001, the Chinese government stated its intention to further adjust and improve its regulatory oversight of the telecommunications industry, including gradual deregulation of telecommunications tariffs. We cannot assure you that future regulatory changes, such as those concerning tariff setting, interconnection and competition, will not have a material adverse effect on our business and operations.

The Chinese government may require us, along with other providers in China, to provide universal services with specified obligations, and we may not be compensated adequately for providing such services.

Under the Telecommunications Regulations promulgated by the State Council, telecommunications service providers in China are required to fulfill universal service obligations in accordance with relevant regulations to be promulgated by the Chinese government, and the Ministry of Information Industry has the authority to delineate the scope of universal service obligations. The Ministry of Information Industry, together with government finance and pricing authorities, is also responsible for formulating administrative rules relating to the establishment of a universal service fund and compensation schemes for universal services. These rules have not yet been promulgated, and there are currently no specific regulatory requirements relating to the provision of universal services in China. While the scope of “universal services” is not yet defined in any current PRC law or regulation, we believe that such services may include mandatory provision of basic telecommunications services in economically less developed areas in China. The Chinese government may require us, along with other service providers in China, to provide universal services with specified obligations. Although the Ministry of Information Industry has undertaken that we will be compensated in the event that universal service obligations are imposed on us, the Chinese government is still in the process of establishing schemes relating to the compensation of costs incurred by telecommunication operators in providing universal services, and telecommunication operators will be compensated for costs pursuant to these schemes as appropriate. In addition, we may not be able to realize adequate return on investments for expanding networks to, and providing telecommunications services in, those economically less developed areas due to potentially higher capital expenditure requirements, lower usage by customers and lack of flexibility in setting our tariffs. As a result, our financial condition and results of operations could be adversely affected.

Risks Relating to the People’s Republic of China

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

China’s economic, political and social conditions, as well as government policies, could affect our business.

Substantially all of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including:

•	government involvement;

•	level of development;

•	growth rate;

•	control of foreign exchange; and

•	allocation of resources.

While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot predict the purpose and effect of future economic policies or the impact of such economic policies on our business and operations.

Government control of currency conversion may adversely affect our operations and financial results.

We receive substantially all of our revenues in Renminbi, which currently is not a freely convertible currency. A portion of these revenues must be converted into other currencies to meet our foreign currency obligations. These foreign currency-denominated obligations include:

•	payment of interest and principal on foreign currency-denominated debt;

•	payment for equipment and materials purchased offshore; and

•	payment of dividends declared, if any, in respect of our H shares.

Under China’s existing foreign exchange regulations, we will be able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements. However, the Chinese government may take measures at its discretion in the future to restrict access to foreign currencies for both current account transactions and capital account transactions if foreign currencies become scarce in China. We may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADRs, if the Chinese government restricts access to foreign currencies for current account transactions.

Foreign exchange transactions under our capital account, including foreign currency-denominated borrowings from foreign banks, issuance of foreign currency-denominated debt securities and principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange to meet our payment obligations under the debt securities or foreign exchange for capital expenditures.

Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

We receive substantially all of our revenues, and our financial statements are presented, in Renminbi. The value of the Renminbi fluctuates and is subject to changes in China’s political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Fluctuations in exchange rates may adversely affect the value, translated or converted into United States dollars or Hong Kong dollars, of our net assets, earnings and any declared dividends payable on our H shares in foreign currency terms. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi, in which our obligations are denominated. In particular, a devaluation of the Renminbi is likely to increase the portion of our cash flow required to satisfy our foreign currency-denominated obligations. We cannot assure you that any future movements in the exchange rate of Renminbi against the United Sates dollar or other foreign currencies will not adversely affect our results of operations and financial condition.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

We are organized under the laws of the PRC and are governed by our articles of association. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties.

The direct enforcement by our shareholders of any rights of shareholders in respect of violations of corporate governance procedures may be limited. In this regard, our articles of association provide that most disputes between holders of H shares and our company, directors, supervisors, officers or holders of domestic shares, arising out of our articles of association or the PRC Company Law and related regulations concerning the affairs of our company, are to be resolved through arbitration by arbitration organizations in Hong Kong or China, rather than by a court of law. Awards that are made by Chinese arbitral authorities recognized under the Arbitration Ordinance of Hong Kong can be enforced in Hong Kong. Hong Kong arbitration awards are also enforceable in China. However, to our knowledge, no action has been brought in China by any holder of H shares to enforce an arbitral award, and we are uncertain as to the outcome of any action brought in China to enforce an arbitral award made in favor of holders of H shares.

To our knowledge, there has not been any published report of judicial enforcement in China by holders of H shares of their rights under articles of association or the PRC Company Law.

Unlike in the United States, under applicable laws of China, shareholders do not have the right to sue the directors, supervisors, officers or other shareholders on behalf of the corporation to enforce a claim against such party or parties that the corporation has failed to enforce itself. Our shareholders may have to rely on other means to enforce directly their rights, such as through administrative proceedings. Chinese laws and regulations applicable to overseas listed companies do not distinguish among minority, affiliated and unaffiliated shareholders in terms of their rights and protections. In addition, our minority shareholders may not have the same protections afforded to them by companies incorporated under the laws of the United States.

Although we will be subject to the Hong Kong Stock Exchange Listing Rules and the Hong Kong Codes on Takeovers and Mergers and Share Repurchases, the holders of H shares will not be able to bring actions on the basis of violations of the Hong Kong Stock Exchange Listing Rules and must rely on the Hong Kong Stock Exchange to enforce its rules. The Hong Kong Codes on Takeovers and Mergers and Share Repurchases do not have the force of law and provide only standards of commercial conduct considered acceptable for takeover and merger transactions and share repurchases in Hong Kong.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management.

We are a company incorporated under the laws of the PRC, and substantially all of our assets and our subsidiaries are located in China. In addition, most of our directors and officers reside within China, and substantially all of the assets of our directors and officers are located within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon most of our directors or officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan or most other Western countries. Our Hong Kong counsel has also advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, recognition and enforcement in China of judgments of a court in the United States and any of the other jurisdictions mentioned above in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Holders of H shares may be subject to PRC taxation.

Under the PRC’s current tax laws, regulations and rulings, dividends paid by us to holders of our H shares outside the PRC are currently exempted from PRC capital gains tax. In addition, gains realized by individuals or enterprises upon the sale or other disposition of our H shares are currently exempted from PRC income tax. If the exemptions are withdrawn in the future, holders of our H shares may be required to pay withholding tax on dividends, which is currently imposed at the rate of 20%, or capital gains tax, which may be imposed upon individuals at the rate of 20%, and holders of our H shares may be required to pay PRC income tax upon the sale or other disposition of our H shares.

Risks Relating to the Securities

Our indentures do not restrict our ability to incur additional debt, which could make our debt securities more risky in the future.

The indenture that govern the terms of the debt securities that we may offer under this prospectus may not restrict our ability or our subsidiaries’ ability to incur additional debt. The degree to which we incur additional debt could have important consequences to holders of the securities, including:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	requiring us to dedicate a substantial portion of our cash flows from operations to the payment of debt and not for other purposes, such as working capital and capital expenditures;

•	limiting our flexibility to plan for, or react to, changes in our businesses;

•	making us more indebted than some of our competitors, which may place us at a competitive disadvantage; and

•	making us more vulnerable to a downturn in our businesses.

The securities we are offering may not develop an active public market, which could depress the resale price of the securities.

The securities that we offer under this prospectus, other than our ADSs and H shares, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market does not develop, the securities could trade at price that may be lower than the initial offering price of the securities and you may find it difficult to sell your securities.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the U.S. Securities and Exchange Commission using the “shelf” registration or continuous offering process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of US$1,000,000,000, or the equivalent amount in other currencies, currency units or composite currencies. In addition, the selling shareholders may from time to time sell H shares (directly or in the form of ADSs) up to an amount representing an aggregate offering price not exceeding 10% of the aggregate offering price of H share or ADSs, as applicable, sold by us and described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we and/or the selling shareholders may offer. Each time we and/or the selling shareholders sell the securities, we or the selling shareholders will provide one or more prospectus supplements that will contain specific information about the terms of those securities and the offering. The prospectus supplements may include a discussion of any risk factors or other considerations that apply to those securities. The prospectus supplements may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplements together with the additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the selling shareholders and the securities offered under this prospectus. The registration statement can be read at the website of the Securities and Exchange Commission at www.sec.gov or the offices of the Securities and Exchange Commission mentioned under the heading “Where You Can Find More Information”.

When acquiring any of the securities discussed in this prospectus, you should rely on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference (see the discussion under the heading “Incorporation by Reference”). Neither we, the selling shareholders nor any underwriters or agents, have authorized anyone to provide you with different information. Neither we nor the selling shareholders are offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We and/or the selling shareholders may sell the securities to underwriters who will sell the securities to the public on terms determined at the time of sale. In addition, we and/or the selling shareholders may sell the securities directly or through dealers or agents that we and/or the selling shareholders designate from time to time. If we and/or the selling shareholders, directly or through agents, solicit offers to purchase any of the securities, we and/or the selling shareholders reserve the right to accept and, together with our agents, to reject, partially or entirely, any of those offers.

The prospectus supplement will contain the names of any underwriters, dealers or agents together with the terms of an offering of the securities, the compensation of those underwriters, and the net proceeds to us and/or the selling shareholders. Any underwriters, dealers or agents participating in an offering of the securities may be considered “underwriters” within the meaning of the U.S. Securities Act of 1933, as amended.

Unless otherwise indicated, all United States dollar equivalents provided in this prospectus (excluding the documents incorporated by reference in this prospectus) are approximate and are translated from the Renminbi amounts based on the noon buying rate prevailing on December 31, 2003 of US$1.00 to RMB8.2767. We make no representation that Renminbi amounts could be translated into US dollars at this rate or at all.

In this prospectus, “PRC” refers to The People’s Republic of China, and unless otherwise indicated, “US$” or “US dollars” means United States dollars and “RMB” or “Renminbi” means the legal currency of The PRC. Also, all references in this prospectus to “we”, “us”, “our”, or similar references mean China Telecom Corporation Limited and our subsidiaries. In respect of any time prior to our incorporation, references to “us”, “we” and “China Telecom” are to the telecommunications businesses in which our predecessors were engaged and which were subsequently assumed by us. All references to “China Telecom Group” are to China Telecommunications Corporation, our controlling shareholder. Unless the context otherwise requires, these references include all of its subsidiaries, including us and our subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy documents referred to in this prospectus that have been filed with the U.S. Securities and Exchange Commission at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms and their copy charges. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus and incorporate by reference into this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

•	our annual report on Form 20-F for our fiscal year ended December 31, 2002;

•	our report on Form 6-K dated October 8, 2003 with respect to our interim report for the six-month period ended June 30, 2003; and

•	our report on Form 6-K dated October 30, 2003 with respect to the announcement and the shareholders’ circular distributed to our shareholders in connection with the acquisition of Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom as well as certain network management and research and development facilities in 2003.

The shareholders’ circular contained prospective financial information which was prepared in accordance with local market practice in Hong Kong. Our independent auditors have not examined, compiled or otherwise applied procedures to the prospective financial information for the purpose of incorporation by reference in this registration statement and, accordingly, do not express any opinion or any form of assurance on the prospective financial information.

We will also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934 until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference some future reports on Form 6-K, but only to the extent specifically indicated in those reports.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to China Telecom Corporation Limited, 31 Jinrong Street, Xicheng District, Beijing, China 100032; attention Company Secretary. Telephone requests may be directed to (86-10) 6642-8166.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and accompanying prospectus supplements may constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements are, by their nature, subject to significant risks and uncertainties, and include, without limitation, statements relating to:

•	our business and operating strategies;

•	our network expansion and capital expenditure plans;

•	our operations and business prospects;

•	our financial condition and results of operations;

•	the industry regulatory environment as well as the industry outlook generally; and

•	future developments in the telecommunications industry in China.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “will,” “would” and similar expressions, as they relate to us, are intended to identify a number of these forward-looking statements.

When considering these forward-looking statements, you should keep in mind the cautionary statements contained or incorporated by reference in this prospectus. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events, which may change, and are not a guarantee of future performance. We do not intend to update these forward-looking statements. Actual results, performance or achievements may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, certain risks described in this prospectus and the accompanying prospectus supplement or the documents incorporated by reference, and the following:

•	any changes in the regulatory policies of the Ministry of Information Industry and other relevant government authorities relating to, among other matters:

•	the granting and approval of licenses;

•	tariff policies;

•	interconnection and settlement arrangements;

•	capital investment priorities; and

•	numbering resources allocation;

•	the effects of competition on the demand for and pricing of our services;

•	the development of new technologies and applications or services affecting our current and future businesses;

•	changes in political, economic, legal and social conditions in China, including the Chinese government’s specific policies with respect to foreign investment in the telecommunications industry, economic growth, inflation, foreign exchange and the availability of credit; and

•	changes in population growth and gross domestic product, or GDP, growth and the impact of those changes on the demand for our services.

CHINA TELECOM CORPORATION LIMITED

General

We are the leading provider of wireline telephone, data and Internet and leased line services in ten regions in China. Our service regions consist of Shanghai Municipality, Guangdong Province, Jiangsu Province, Zhejiang Province, Anhui Province, Fujian Province, Jiangxi Province, Guangxi Zhuang Autonomous Region, Chongqing Municipality and Sichuan Province.

We offer a full range of wireline telecommunications services in our service regions, including local telephone, domestic and international, Hong Kong, Macau and Taiwan long distance telephone, interconnection services, data, Internet and leased line services. We own and operate an extensive and advanced backbone network system, as well as substantially all of the local access networks in our service regions. Our backbone and local network systems, together with the network of China Telecom Group, our controlling shareholders, form an advanced, integrated and reliable nationwide network system that is the largest in China.

We completed the acquisition from China Telecom Group of Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom as well as certain network management, research and development facilities on December 31, 2003. The acquisition expanded the geographic coverage of our telecommunications operations and our subscriber base.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Incorporation By Reference.”

We are a joint stock company with limited liability incorporated in The People’s Republic of China in 2002. Our principal executive office is located at 31 Jin Rong Street, Xicheng District, Beijing, China 100032. Our telephone number is (86-10) 6642-8166.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of June 30, 2003. The table is based on our consolidated financial statements, which are prepared in accordance with International Financial Reporting Standards, or IFRS. The table should be read in conjunction with the consolidated financial statements and other information included in the documents incorporated by reference in this prospectus. Our capitalization is presented:

•	on an actual basis; and

•	on an as adjusted basis to reflect the effect of the acquisition of Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom as well as certain network management and research and development facilities on December 31, 2003, as if the acquisition was consummated on June 30, 2003.

	As of June 30, 2003
	Actual	As Adjusted	Actual	As Adjusted
	RMB	RMB	US$(1)	US$(1)
	(in millions)
Cash and cash equivalents	17,835	9,158	2,155	1,106

Short-term debt:
Short-term debt	16,745	37,756	2,023	4,562
Current portion of long-term debt	1,852	6,689	224	808

Total short-term debt	18,597	44,445	2,247	5,370

Capitalization:
Long-term debt	4,937	50,316	597	6,079
Shareholders’ equity	133,595	119,213	16,141	14,404

Total capitalization	138,532	169,529	16,738	20,483

(1)	Translated at the noon buying rate on December 31, 2003 of RMB1.00=US$8.2767.

None of our debt as of June 30, 2003 was secured.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with IFRS and amounts derived from our financial statements prepared in accordance with U.S. GAAP.

For purposes of calculating these ratios:

•	fixed charges include interest incurred on all indebtedness and one-third of rental expenses (which is used to be representative of an interest factor); and

•	earnings are defined as our income before income tax, minority interests and equity in income of associates, plus fixed charges reduced by the amounts of capitalized interest.

	Six-month Period Ended June 30, 2003	Year Ended December 31,
		2002	2001	2000	1999
IFRS	16.7	13.6	4.6	16.9	17.6
U.S. GAAP	15.7	12.6	12.1	16.9	17.6

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes, including, without limitation, capital expenditures, working capital and acquisitions. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

We will not receive any of the proceeds from the sale of the H shares sold by any of the selling shareholders.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of information relating to our share capital, based upon provisions of our articles of association, the PRC Company Law, the Hong Kong Stock Exchange Listing Rules and certain other applicable laws and regulations. You and your advisors should refer to the text of our articles of association and to the texts of applicable laws and regulations for further information. A copy of our articles of association was filed as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2002, which is incorporated herein by reference. Certificates representing the shares are and will be issued in registered form.

Our share capital consists of domestic shares and H shares, including H shares represented by ADSs. They are all ordinary shares in our share capital. The par value of both our domestic shares and H shares is RMB1.00. Domestic shares may only be subscribed for by, and traded among, legal or natural persons of the PRC (other than Hong Kong, Macau and Taiwan) and must be subscribed for and traded in Renminbi. All dividends in respect of domestic shares are to be paid by us in Renminbi. H shares are “overseas listed foreign invested shares” that have been admitted for listing on the Hong Kong Stock Exchange, the par value of which is denominated in Renminbi, and that are subscribed for and traded in Hong Kong dollars by and among investors of Hong Kong, Macau, Taiwan and any country other than China. H shares may also be listed on a stock exchange in the United States in the form of American depositary shares evidenced by American depositary receipts or in other places.

Holders of domestic shares and H shares are deemed to be shareholders of different classes for various matters, which affect their respective interests. For instance, if we propose an increase in domestic shares, holders of H shares would be entitled to vote on that proposal as a separate class. See “—Voting Rights and Shareholders’ Meetings.”

As of December 31, 2003, our total share capital consists of 8,027,410,000 H shares and 67,586,776,503 domestic shares.

The following discussion primarily concerns H shares and rights of holders of H shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the ADS depositary facility in which the H shares are held in order to exercise their shareholders’ rights in respect of H shares. The ADS depositary agrees, so far as it is practical, to vote or cause to be voted the amount of H shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See “Description of American Depositary Receipts—Voting Rights.”

Sources of Shareholders’ Rights

Currently, the primary sources of shareholders’ rights are our articles of association, the PRC Company Law and the Hong Kong Stock Exchange Listing Rules that, among other things, impose certain standards of conduct, fairness and disclosure on us, our directors and our controlling shareholder. Our articles of association have incorporated the provisions set forth in the Mandatory Provisions for the Articles of Association of Companies Listed Overseas, or the Mandatory Provisions, adopted in 1994, pursuant to the requirement of the China Securities Regulatory Commission. Any amendment to those provisions will only become effective after approval by the relevant governmental department authorized by the State Council and the China Securities Regulatory Commission. The Hong Kong Stock Exchange Listing Rules require a number of additional provisions to the Mandatory Provisions to be included in our articles of association.

The listing agreement between us and the Hong Kong Stock Exchange, or the Listing Agreement, provides that we may not amend certain provisions of our articles of association that have been mandated by the Hong Kong Stock Exchange. These provisions relate to:

•	varying the rights of existing classes of shares;

•	voting rights;

•	our power to purchase our own shares;

•	rights of minority shareholders; and

•	liquidation procedures.

In addition, for so long as our H shares are listed on the Hong Kong Stock Exchange, we will be subject to the relevant ordinances, rules and regulations applicable to companies listed on the Hong Kong Stock Exchange, including, among other things, the Hong Kong Stock Exchange Listing Rules, the SDI Ordinance, the Securities (Insider Dealing) Ordinance and the Hong Kong Codes on Takeovers and Mergers and Share Repurchases.

Unless otherwise specified, all rights, obligations and protection discussed below are derived from our articles of association and the PRC Company Law.

Dividends

Our board of directors may propose dividend distributions at any time. Our board of directors may declare interim and special dividends under general authorization by a shareholders’ ordinary resolution. A distribution of final dividends for any fiscal year is subject to shareholders’ approval. Dividends may be distributed in the form of cash or shares. A distribution of shares, however, must be approved by special resolution of the shareholders.

We may only distribute dividends from our retained earnings as determined in accordance with the accounting principles of the PRC or IFRS, whichever is lower, after allowance has been made for:

•	recovery of losses, if any;

•	allocations to the statutory common reserve fund of 10% of our net income, as determined in accordance with Chinese accounting rules;

•	allocations to the statutory common welfare fund (the minimum and maximum aggregate allocations to the statutory common welfare fund being 5% and 10%, respectively, of our net income, as determined in accordance with Chinese accounting rules); and

•	allocations to a discretionary common reserve fund if approved by the shareholders.

If we record no net income for a year, we may not normally distribute dividends for that year.

Our articles of association require us to appoint on behalf of the holders of H shares a receiving agent that is registered as a trust corporation under the Trustee Ordinance of Hong Kong to receive dividends declared by us in respect of the H shares on behalf of such shareholders. Our articles of association require that cash dividends in respect of H shares be declared in Renminbi and paid by us in Hong Kong dollars. The Bank of New York, as the ADS depositary, will convert these proceeds into U.S. dollars and will remit the converted proceeds to holders of our ADSs after deduction of related fees and expenses and any withholding tax. See “Description of American Depositary Receipts—Share Dividends and Other Distributions.”

Dividend payments may be subject to Chinese withholding tax. See “Taxation—People’s Republic of China—Taxation of Dividends.”

Voting Rights and Shareholders’ Meetings

Our board of directors will convene a shareholders’ annual general meeting once every year and within six months from the end of the preceding fiscal year. Our board of directors must convene an extraordinary general meeting within two months of the occurrence of any of the following events:

•	where the number of directors is less than the number stipulated in the PRC Company Law or two-thirds of the number specified in our articles of association;

•	where our unrecovered losses reach one-third of the total amount of our share capital;

•	where shareholder(s) holding 10% or more of our issued and outstanding voting shares so request(s) in writing;

•	whenever our board of directors deems necessary or our board of supervisors so requests; or

•	whenever two or more of our independent directors so request.

All shareholders’ meetings must be convened by our board of directors by written notice given to shareholders not less than 45 days before the meeting. The quorum for a shareholders’ meeting is the number of our shareholders holding one-half of our total voting shares. The accidental omission by us to give notice of a meeting to, or the non-receipt of notice of a meeting by, a shareholder will not invalidate the proceedings at that shareholders’ meeting.

Shareholders at meetings have the power, among other matters, to approve or reject our profit distribution plans, annual budget, financial statements, increases or decreases in share capital, issuances of debentures, mergers, liquidation and any amendment to our articles of association. Resolutions proposed by shareholders holding 5% or more of the total number of voting shares shall be included in the agenda for the relevant annual general meeting if they relate to matters that fall within the authority of shareholders at the general meeting. In addition, the rights of a class of shareholders may not be modified or abrogated, unless approved by a special resolution of shareholders at a general shareholders’ meeting and by a special resolution of shareholders of that class of shares at a separate meeting. Our articles of association enumerate various amendments which would be deemed to be a modification or abrogation of the rights of a class of shareholders, including, among others, increasing or decreasing the number of shares of a class disproportionate to increases or decreases of other classes of shares, removing or reducing rights to receive dividends in a particular currency or creating shares with voting or equity rights superior to those of shares of that class. There are no restrictions under PRC law or our articles of association on the ability of investors that are not Chinese residents to hold H shares and exercise voting rights.

Each H shareholder is entitled to one vote on all matters submitted for vote at all shareholders’ meetings, except for meetings of a special class of shareholders other than H shareholders where only holders of shares of the affected class are entitled to vote on the basis of one vote per share of the affected class.

Shareholders are entitled to attend and vote at meetings either in person or by proxy. Proxies must be in writing and deposited at our legal address or such other place as is specified in the meeting notice, not less than 24 hours before the time for holding the meeting at which the proxy proposes to vote or the time appointed for the passing of the relevant resolution(s).

Resolutions on any of the following matters must be approved by more than two-thirds of the voting rights held by shareholders who are present in person or by proxy:

•	an increase or decrease in our share capital or the issuance of shares, warrants, debentures and other similar securities;

•	our division, merger, dissolution or liquidation (shareholders who object to a proposed merger are entitled to demand that either we or the shareholders who approved the merger purchase their shares at a fair price);

•	amendments to our articles of association;

•	amendment of shareholders’ rights of any class of shares; and

•	any other matters determined by a majority of shareholders at a general meeting to have a material impact on us and should be approved by two-thirds of the voting rights.

All other actions taken by the shareholders will be approved by a majority of the voting rights held by shareholders.

Any shareholder resolution that is in violation of any laws or regulations of China or the articles of association will be null and void.

Liquidation Rights

We are organized as a joint stock company with limited liability of indefinite duration, but must renew our business license annually with the State Administration of Industry and Commerce. In the event of our liquidation, the H shares will rank pari passu with the domestic shares, and payment of debts out of our remaining assets shall be made in the order of priority prescribed by applicable laws and regulations or, if no such standards exist, in accordance with such procedure as the liquidation committee that has been appointed either by us or the People’s Courts of China may consider to be fair and reasonable. After payment of debts, we shall distribute the remaining property to shareholders according to the class and proportion of their shares.

Information Rights

Our shareholders may, without charge, inspect copies of the minutes of the shareholders’ general meetings during our business hours. Shareholders may also request copies of such minutes from us, and we must deliver those copies to the relevant shareholders within seven days of receipt of such reasonable fees as we may require.

Our fiscal year is the calendar year ending December 31. In respect of each fiscal year, we must send to holders of H shares, not less than 45 days before the date of the shareholders’ annual general meeting, our audited financial statements, together with the auditor’s report as required by the Hong Kong Stock Exchange Listing Rules, relating to that fiscal year. These and any interim financial statements must be prepared in accordance with PRC accounting standards and, for so long as our H shares are listed on the Hong Kong Stock Exchange, in accordance with either Hong Kong accounting standards or IFRS. The financial statements must be approved by a majority of our shareholders at the annual general meeting.

The Hong Kong Stock Exchange Listing Rules also require us to prepare in respect of the first six months of each fiscal year an interim report no later than three months after the end of such period. Further, a preliminary announcement of such interim report is required to be published in the newspapers on the next business day after such report is approved by us. A copy of such interim report is also required to be sent to every shareholder as soon as reasonably practicable after such publication.

Under the Listing Agreement, we are required to keep the Hong Kong Stock Exchange, our shareholders and other holders of our listed securities informed as soon as reasonably practicable of any information relating to us and our subsidiaries, including information on any major new developments that is not public information, which:

•	is necessary to enable them and the public to appraise the position of us and our subsidiaries;

•	is necessary to avoid the establishment of a false market in our securities; and

•	might reasonably be expected to materially affect market activity in, and the price of, our securities.

We are also required under the Hong Kong Stock Exchange Listing Rules to disclose to our shareholders details of certain acquisitions or disposals of assets and other transactions (including transactions with connected parties).

Enforceability of Shareholders’ Rights

Enforceability of our shareholders’ rights may be limited.

See “Risk Factors—Risks Relating to the People’s Republic of China—The PRC legal system has inherent uncertainties that could limit the legal protections available to you” and “Limitations on Enforcement of Civil Liabilities.”

Restrictions on Transferability and the Share Register

Under our articles of association, in order for any Chinese shareholder to sell its domestic shares to persons outside China who will receive H shares upon the sale, such sales must be approved by two-thirds of our domestic shareholders and H shareholders at duly convened meetings of domestic shareholders and H shareholders held separately and at a duly convened joint meeting of domestic shareholders and H shareholders. Such sales are also subject to approval by the State-Owned Assets Supervision and Administration Commission of the State Council, the China Securities Regulatory Commission and other relevant governmental authorities.

We are required to keep a register of our shareholders which shall be comprised of various parts, including one part which is to be maintained in Hong Kong in relation to holders of H shares. Shareholders have the right to inspect and, for a reasonable charge, to copy the share register. No transfers of ordinary shares shall be recorded in our share register within thirty days prior to the date of a shareholders’ general meeting or within five days prior to the record date established for the purpose of distributing a dividend.

We have appointed Hong Kong Registrars Limited to act as the registrar of our H shares. This registrar maintains our register of holders of H shares at our offices in Hong Kong and enters transfers of H shares in such register upon the presentation of the documents described above.

Increases in Share Capital

Under our articles of association, issuance of new securities, including ordinary shares, securities convertible into ordinary shares, options, warrants or similar rights to subscribe for any ordinary shares or convertible securities, must be approved by two-thirds of all shareholders and two-thirds of each of the class of domestic shares and the H shares, respectively. No such approval is required if, but only to the extent that we issue domestic shares and H shares, either separately or concurrently, in numbers not exceeding 20% of the number of domestic shares and H shares then outstanding, respectively, in any 12-month period, as already approved by two-thirds of all shareholders.

Shareholders are not liable to make any further contribution to the share capital other than according to the terms that were agreed upon by the subscriber of the relevant shares at the time of subscription. New issues of shares must also be approved by relevant Chinese authorities.

Decrease in Share Capital and Repurchase

We may reduce our registered share capital only upon obtaining the approval of at least two-thirds of our shareholders and, in certain circumstances, of relevant Chinese authorities. The number of H shares that may be repurchased is subject to the Hong Kong Codes on Takeovers and Mergers and Share Repurchases.

Restrictions on Large or Controlling Shareholders

Our articles of association define a controlling shareholder as any person who acting alone or in concert with others:

•	is in a position to elect more than one-half of the board of directors;

•	has the power to exercise, or to control the exercise of, 30% or more of our voting rights;

•	holds 30% or more of our issued and outstanding shares; or

•	has de facto control of us in any other way.

As of the date of this prospectus, China Telecom Group, a wholly state-owned enterprise, is our only controlling shareholder.

Our articles of association provide that, in addition to any obligation imposed by laws and administrative regulations or required by the Hong Kong Stock Exchange Listing Rules, a controlling shareholder shall not exercise its voting rights in a manner prejudicial to the interests of all or some shareholders:

•	to relieve a director or supervisor from his or her duty to act honestly in our best interests;

•	to approve the appropriation by a director or supervisor (for his or her own benefit or for the benefit of any other person) of our assets in any way, including, without limitation, opportunities which may benefit us; or

•	to approve the appropriation by a director or supervisor (for his or her own benefit or for the benefit of any other person) of the individual rights of any other shareholders, including, without limitation, rights to distributions and voting rights (except in accordance with a restructuring of our company which has been submitted for approval by the shareholders at a general meeting in accordance with our articles of association).

If a controlling shareholder exercises its voting rights in violation of the provisions set forth above, a shareholder can sue such controlling shareholder and enforce its rights through arbitration in China or Hong Kong.

Board of Directors

Our directors shall be elected by our shareholders at a general meeting. Because the domestic shares and H shares do not have cumulative voting rights, a holder of a majority of our ordinary shares is able to elect all of the directors. Directors are elected for a term of three years and may serve consecutive terms if re-elected.

Article 23 of Special Regulations on the Overseas Offering and Listing of Shares by Joint Stock Limited Companies provides that directors, supervisors, and senior officers of a company owe duties of honesty, care and diligence to their company. In addition, our articles of association provide that in discharging their respective duties, directors, supervisors and senior officers are required to act with care, diligence and skills that are expected of a reasonable person under similar circumstances and in accordance with the fiduciary principle.

Our articles of association provide that each of our directors, supervisors and senior officers is obligated to each shareholder:

•	to act honestly in our company’s best interests;

•	not to exploit corporate assets for personal gains; and

•	not to expropriate the rights of our shareholders.

Moreover, our articles of association provide that unless otherwise provided for in our articles of association or with the informed consent of our shareholders, our directors, supervisors and senior officers must not enter into transactions or contracts with us. Our articles of association also prohibits our directors, supervisors and senior officers to make corporate loans to any persons or provide guarantees for loans of any shareholder or any other person with corporate assets. In particular, our directors, supervisors and senior officers have obligations to disclose to the board of directors if they have any direct or indirect material interest in any contracts or transactions with us. They may not vote on any contracts, transactions or arrangements in which they have any material interest. Further, we may not make loans or provide guarantees to directors, supervisors or senior officers, unless such loans or guarantees are approved at shareholders’ meetings or made in the ordinary course of business. All decisions relating to the compensation of directors are made at shareholders’ meetings.

There are no provisions under our articles of association or PRC law which relate to:

•	the retirement or non-retirement of directors under any age limit requirement;

•	directors’ borrowing power; or

•	number of shares required for director’s qualification.

Subject to all relevant laws and administrative regulations, the shareholders may remove any director before the expiration of his or her term of office by a majority vote. Subject to certain conditions, a director, supervisor, chief executive officer, chief financial officer, president, vice presidents or other senior officer may be relieved of liability for a specific breach of his or her duties by the consent of shareholders.

Supervisory Committee

Our supervisory committee is composed of five members appointed or elected to monitor our financial matters and management. The supervisory committee’s powers are generally limited to investigating and reporting to shareholders, the China Securities Regulatory Committee and other relevant governmental authorities on our affairs and to proposing to convene shareholders’ extraordinary general meetings. Reasonable expenses incurred by the supervisory committee in carrying out its duties will be paid by us.

The supervisory committee is accountable, and will report, to the shareholders in the shareholders’ general meetings.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

The Bank of New York, as ADS depositary, will execute, issue and deliver the ADRs. Each ADR will represent ownership interests in 100 H shares or the right to receive 100 H shares which we will deposit with the Hong Kong office of The Hongkong and Shanghai Banking Corporation, as custodian. Each ADR will also represent securities, cash or other property deposited with the ADS depositary but not distributed to ADR holders. The corporate trust office of the ADS depositary is located at 101 Barclay Street, New York, New York 10286. The principal executive office of the ADS depositary is located at One Wall Street, New York, New York 10286.

You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the ADS depositary will actually own the H shares, you must rely on it to exercise the rights of a shareholder. The obligations of the ADS depositary are set out in a deposit agreement among us, the ADS depositary, owners and beneficial owners from time to time of the ADRs issued under the deposit agreement. The deposit agreement and the ADRs are generally governed by New York law.

The following is a summary of the material terms of the deposit agreement dated November 14, 2002 among the ADS depositary, owners and beneficial owners from time to time of ADSs and us, which is filed with the Securities and Exchange Commission as an exhibit to the registration statement on Form F-6 (File No. 333-100617). This summary may not contain all the information that may be important to you.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the H shares?

The ADS depositary has agreed to pay to you the cash dividends or other distributions it receives on H shares or other deposited securities, after deducting related fees and expenses. You will receive these distributions in proportion to the number of H shares your ADRs represent.

•	Cash. The ADS depositary will convert any cash dividend or other cash distribution that we pay in Hong Kong dollars on the H shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the Chinese government is needed and cannot be obtained, the deposit agreement allows the ADS depositary to distribute the Hong Kong dollars only to those ADR holders to whom it is possible to do so. It will hold the Hong Kong dollars it cannot convert for the account of the ADR holders who have not been paid. It will not invest the Hong Kong dollars and will not be liable for any interest. Before making a distribution, any withholding taxes that must be paid under PRC law will be deducted. See “Taxation—People’s Republic of China—Taxation related to H shares and ADSs—Taxation of Dividends.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the ADS depositary cannot convert the Hong Kong dollars, you may lose some or all of the value of the distribution.

•

Shares. The ADS depositary may, or upon our request shall, distribute new ADRs representing any H shares we distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The ADS depositary will only distribute whole ADRs. It will sell H shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it would with cash. If the ADS depositary does not distribute additional ADRs, each ADR will also represent the new H shares. If we offer or cause to be offered to holders of H shares an option to elect to receive dividends in fully paid H shares instead of cash, we and the ADS depositary will determine, after consultation with each other, whether that option will be made available to you and, if so, the related procedures.

•	Rights to Receive Additional Shares. If we offer holders of our securities any rights to subscribe for additional H shares or any other rights, the ADS depositary may, after consultation with us, make these rights available to you. We must first instruct the ADS depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the ADS depositary decides it is practical to sell the rights, the ADS depositary will, after consultation with us, sell the rights and distribute the proceeds in the same way as it would with cash. The ADS depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the ADS depositary makes rights available to you, upon your instruction it will exercise the rights and purchase the H shares on your behalf. The ADS depositary will then deposit the H shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights and the deposit agreement requires you to pay. U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued as a result of exercise of rights. For example, you may not be able to trade or transfer the ADSs represented by the ADRs issued as a result of exercise of rights freely in the United States.

•	Other Distributions. The ADS depositary will send to you anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the ADS depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it would with cash. Or, it may decide to hold what we distributed, in which case the outstanding ADRs will also represent the newly distributed property.

The ADS depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register additional ADRs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of additional ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our H shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How does the ADS depositary issue ADRs?

The ADS depositary will issue ADRs if you or your broker deposit H shares or evidence of rights to receive H shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, if applicable, such as stamp taxes or stock transfer taxes or fees, the ADS depositary will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its corporate trust office to the persons you request. The ADS depositary will not, however, knowingly accept H shares for deposit that cannot be traded freely in the United States in accordance with U.S. securities laws or if we instruct the ADS depositary in writing that the deposit of such H shares would violate U.S. securities laws or our articles of association.

How do ADR holders cancel an ADR and obtain shares?

You may turn in your ADRs at the ADS depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, the ADS depositary will deliver:

•	the underlying H shares to an account designated by you; and

•	any other deposited securities underlying the ADR at the office of the custodian or, at your request, risk and expense, at its corporate trust office.

Voting Rights

How do you vote?

You may instruct the ADS depositary to vote the H shares underlying your ADRs if we ask the ADS depositary for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the H shares. If we ask for your instructions, the ADS depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

•	describe the matters to be voted on; and

•	explain how you, by a certain date, may instruct the ADS depositary to vote the H shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, the ADS depositary must receive them on or before the date specified. The ADS depositary will try, as far as practical, subject to PRC law and the provisions of our articles of association, to vote or to have its agents vote the H shares or other deposited securities as you instruct. If the ADS depositary does not receive your valid instruction, they will deem that you have instructed them to give a discretionary proxy to a person designated by us to vote such deposited securities.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the ADS depositary to vote your H shares, or withdraw the H shares to vote on your own. In addition, the ADS depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions, provided that any such action or inaction is in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your H shares are not voted as you requested.

Fees and Expenses

ADR holders must pay:	For:

• US$5.00 (or less) per 100 ADRs (or portion thereof)	• Each issuance of an ADR, including as a result of a distribution of shares or rights or other property

• Each cancellation of an ADR, including if the deposit agreement terminates

• Each distribution of securities, other than shares or ADRs, treating the securities as if they were shares for purpose of calculating fees

• US$.02 (or less) per ADR	• Any cash distribution (not including cash dividend distribution)

• Registration or transfer fees

•      Transfer and registration of shares on the share register of our transfer agent and the registrar in Hong Kong from your name to the name of the ADS depositary or its agent when you deposit or withdraw shares

• Expenses of the ADS depositary	• Conversion of Hong Kong dollars to U.S. dollars

ADR holders must pay:	For:

• Cable, telex and facsimile transmission expenses

• Servicing of the shares or deposited securities

• Taxes and other governmental charges the ADS depositary or the custodian has to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The ADS depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If the ADS depositary sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:

•	Change the nominal or par value of our H shares

•	Reclassify, split up or consolidate any of the deposited securities

•	Distribute securities on the H shares that are not distributed to you

•	Recapitalize, reorganize, merge, consolidate or sell assets

Then:

•	The cash, shares or other securities received by the ADS depositary will become deposited securities.

•	Each ADR will automatically represent its equal share of the new deposited securities.

•	The ADS depositary may, and will if we request it to, ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the ADS depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes, other governmental charges, registration fees or certain expenses of the ADS depositary, or prejudices an important right of ADR holders, it will only become effective 30 days after the ADS depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The ADS depositary will terminate the deposit agreement if we ask it to do so by mailing notice of termination to us and the owners of ADRs at least 90 days prior to the date fixed in the notice of termination. The ADS depositary may also terminate the deposit agreement if the ADS depositary has told us that it would like to resign and we have not appointed a new ADS depositary bank within 90 days. In both cases, the ADS depositary must notify you at least 90 days before termination.

After termination, the ADS depositary and its agents will be required to do only the following under the deposit agreement:

•	collect distributions on the deposited securities; and

•	deliver H shares and other deposited securities upon cancellation of ADRs.

One year after termination, the ADS depositary will, if practical, sell any remaining deposited securities by public or private sale. After that, the ADS depositary will hold the money it received from the sale, as well as any other cash it is holding under the deposit agreement, for the benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The ADS depositary’s only obligations will be to account for the money and other cash and with respect to indemnification. After termination our only obligations will be with respect to indemnification and to pay certain amounts to the ADS depositary.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the ADS depositary; Limits on liability to holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the ADS depositary, which will not affect our liability under U.S. securities laws. It also limits our liability and the liability of the ADS depositary. We and the ADS depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises any discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any advice of or information from legal counsel, accountants, persons depositing shares, any registered holders or other persons believed by it in good faith to be competent to give such advice or information.

In the deposit agreement, we and the ADS depositary agree to indemnify each other under certain circumstances.

Requirements for ADS Depositary Actions

Before the ADS depositary will issue or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of H shares, the ADS depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any H shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;

•	compliance with laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities; and

•	compliance with reasonable regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The ADS depositary may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of the ADS depositary are closed or at any time if the ADS depositary thinks it is advisable to do so.

The ADS depositary will maintain the records of ADR holders at its corporate trust office. You may inspect those records at the ADS depositary’s corporate trust office at all reasonable time but solely for the purpose of communicating with other ADR holders in the interest of business matters relating to the ADRs and the deposit agreement.

Your Right to Receive the Shares Underlying your ADRs

You have the right to cancel your ADRs and withdraw the underlying H shares at any time except:

•	when temporary delays arise because the ADS depositary or the custodian has closed its transfer books in connection with voting at a shareholders’ meeting or the payment of dividends;

•	when you or other ADR holders seeking to withdraw H shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of H shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

In certain circumstances, subject to the provisions of the deposit agreement, the ADS depositary may issue ADRs before deposit of the underlying H shares. This is called a pre-release of the ADR. The ADS depositary shall not proceed with any pre-release if we deliver a written notice to it and request it not to do so. The ADS depositary may also deliver H shares upon receipt and cancellation of pre-released ADRs, whether or not such cancellation is prior to the termination of the pre-release or the ADS depositary knows that the ADR has been pre-released. The ADS depositary may receive ADRs in lieu of H shares in satisfaction of a pre-release. Each pre-release will be (a) preceded or accompanied by a written representation from the person to whom ADRs are to be delivered that such person, or its customer, (i) owns the H shares or ADRs to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in the H shares or ADRs, as the case may be, to the ADS depositary and for the benefit of the owner of the ADRs, and (iii) will not take any action with respect to the H shares or ADRs, as the case may be, that is inconsistent with the transfer of beneficial ownership, including, without the consent of the ADS depositary, disposing of the H shares or ADRs, as the case may be, other than in satisfaction of the pre-release, (b) at all times fully collateralized with cash or such other collateral that will provide substantially similar liquidity and security, (c) terminable by the ADS depositary on not more than five business days’ notice, and (d) subject to further indemnities and credit regulations as the ADS depositary deems appropriate.

In addition, the ADS depositary will limit the number of ADRs that may be outstanding at any time as a result of pre-releases, although the ADS depositary may disregard the limit from time to time as it deems appropriate. The ADS depositary may retain for its own account any compensation received by it in connection with the pre-releases.

Ownership Disclosures and Restrictions

You may be requested to provide information to us regarding the capacity in which you own your ADSs, the identity of any persons previously or currently holding any interest in your ADSs and the nature of that interest. You agree to provide such information to the extent that it is available to you and can be disclosed under applicable law.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities that we may issue from time to time in one or more series. We may issue as many distinct series of debt securities under the Indenture as we wish. Each time that we issue debt securities, we will file a prospectus supplement with the Securities and Exchange Commission, which will be attached to this prospectus. You should read that prospectus supplement carefully. The prospectus supplement may contain additional terms of those debt securities. If there is any inconsistency between the terms presented here and those in the prospectus supplement, however, the terms in the prospectus supplement will apply and will replace those presented here.

Because the following is only a summary of the Indentures and the debt securities, it does not contain all information that you may find useful. You should also read the Indenture under which we will issue the debt securities. We have filed the form of the Indenture with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939.

As used in this section of the prospectus, the terms “we,” “us” and “our” mean China Telecom Corporation Limited only, and not subsidiaries of China Telecom Corporation Limited.

The debt securities will represent our direct, unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

We are a holding company and conduct all of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption or to buy back the debt securities will depend upon our subsidiaries’ earnings and their distributing those earnings to us and upon our subsidiaries repaying investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The Indenture will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The relevant prospectus supplement for any particular series of debt securities will describe, among other things, the following terms of the debt securities offered:

•	the specific designation or title of the debt securities and the aggregate principal amount being offered;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which the debt securities will be issued;

•	the denominations in which the debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates, the right, if any, to extend the interest payment periods and the duration of that extension, and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

•	the places at which any interest and principal payments are payable;

•	any date of maturity and the right, if any, to extend such date;

•	the terms of any mandatory or optional redemption or repurchase of the debt securities, including the amount of any premium;

•	the terms of any defeasance of any debt securities;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the form of the debt securities;

•	any provisions relating to conversion or exchange for other securities issued by us or by others, for a basket or index of securities, for cash value or any combination of these;

•	the currency or currencies in which the debt securities are denominated and in which we will make any payments, and if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	any index used to determine the amount of any payments on the debt securities;

•	any restrictions that apply to the offer, sale and delivery of the debt securities;

•	whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments related to withholding tax and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments;

•	any listing of the debt securities on a securities exchange;

•	if the series of debt securities will be issuable in whole or in part in the form of a global security as described under “Legal Ownership—Global Securities”, the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	whether we may from time to time without the consent of the holders of a series of debt securities create and issue further debt securities having the same terms and conditions as the debt securities so that such further issue is consolidated and forms a single series with the series of outstanding debt securities;

•	any addition to or change in the events of default that applies to the series of debt securities and any change in the rights of the Trustee or Holders of debt securities to declare the principal amount due and payable following an event of default;

•	any addition to or change in the covenants contained in the Indenture; and

•	any other terms of the series of debt securities, including any terms that may be required by or advisable under applicable laws or regulations.

The prospectus supplement may also describe any special U.S. federal income tax consequences and any special PRC tax considerations of purchasing the debt securities.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document referred to in this prospectus as an “Indenture”. The Indenture is a contract between us and The Bank of New York, which will act as Trustee under the Indenture.

The Trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf, described later under “Remedies If an Event of Default Occurs”.

Second, the Trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

This section is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain Sections of the Indenture. Whenever we refer to particular Sections or defined terms of the Indenture in this prospectus or in the prospectus supplement, those Sections or defined terms are incorporated by reference here or in that prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

Legal Ownership

“Street Name” and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal Holders of debt securities. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in “Street Name,” you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct Holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as Holders of debt securities. As noted above, we do not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of Global Securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

What is a Global Security? A Global Security is a special type of indirectly held debt security, as described above under “‘Street Name’ and Other Indirect Holders”. If we choose to issue debt securities in the form of Global Securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the Global Security be registered in the name of a financial institution we select and by requiring that the debt securities included in the Global Security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the Global Security is called the “Depositary”. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the

Depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of Global Securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of debt securities and instead deal only with the Depositary that holds the Global Security.

An investor should be aware that if debt securities are issued only in the form of Global Securities:

•	the investor cannot get debt securities registered in his or her own name except under very limited circumstances;

•	the investor cannot receive physical certificates for his or her interest in the debt securities except under very limited circumstances;

•	the investor will be a “Street Name” holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities. See “‘Street Name’ and Other Indirect Holders”;

•	the investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the Depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way; and

•	the Depositary will require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will Be Terminated. In a few special situations described below, the Global Security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct Holders. The rights of “Street Name” investors and direct Holders in the debt securities have been described previously under “‘Street Name’ and Other Indirect Holders” and “Direct Holders”.

The special situations for termination of a Global Security include, without limitation:

•	when the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary and we have not appointed a new Depositary; and

•	when an Event of Default on the debt securities has occurred and has not been cured. Defaults are discussed later under “Events of Default”.

The prospectus supplement may also list additional situations for terminating a Global Security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a Global Security terminates, the Depositary, and not we or the Trustee, is responsible for deciding the names of the institutions that will be the initial direct Holders. (Section 301 and 305)

In the remainder of this description “you” means direct Holders and not “Street Name” or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “‘Street Name’ and Other Indirect Holders”.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	promises we make to you about how we will run our business, or business actions we promise not to take, known as “restrictive covenants”;

•	your rights if we default or experience other financial difficulties; and

•	our relationship with the Trustee.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise described in the prospectus supplement, in denominations that are integral multiples of US$1,000. (Section 302)

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.”

You may exchange or transfer debt securities at the office of the Trustee. The Trustee acts as our agent for registering debt securities in the names of Holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” It will also perform transfers. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer and any expenses connected with the transfer or exchange, as described in the prospectus supplement. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct Holder listed in the Trustee’s records at the close of business on a particular day fixed by us in advance of each interest payment date, even if you no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the “Regular Record Date” and will be stated in the prospectus supplement. (Section 307).

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the Trustee in New York. That office is currently located at 101 Barclay Street, Floor 21 West, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Interest on Global Securities will be paid to the Holder of the debt securities by wire transfer of same-day funds.

“Street Name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the Trustee’s corporate trust office. These offices are called “Paying Agents”. We may also choose to act as our own Paying Agent. We must notify you of changes in the Paying Agents for any particular series of debt securities. (Section 1002)

Notices

We and the Trustee will send notices regarding the debt securities only to direct Holders, using their addresses as listed in the Trustee’s records. (Sections 101 and 106)

Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct Holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other Paying Agent or anyone else. (Section 1003)

Redemption of Debt Securities at our Option

Unless the relevant prospectus supplement provides otherwise, if the debt securities of a series provide for redemption at our election, we will have the option to redeem those debt securities upon not less than 30 nor more than 60 days’ notice. If we choose to redeem the series of debt securities in part, the debt securities that will be redeemed will be selected by the relevant Trustee by such method as it determines to be fair and appropriate. We will mail the notice of redemption to the Holders of debt securities of such series to their last addresses appearing on the register of the debt securities of such series. (Sections 1104)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or entity, including by way of a scheme of arrangement. We are also permitted to sell or lease our assets substantially as an entirety to another entity, or to buy substantially all of the assets of another company or entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell or lease our assets substantially as an entirety, the succeeding company or entity must agree to be legally responsible for the notes;

•	We deliver to the Trustee an officer’s certificate and an opinion of counsel each stating that the consolidation, merger, sale, lease or purchase complies with the Indenture; and

•	The merger, sale or lease of our assets substantially as an entirety or other transaction must not cause a default on the notes, and we must not already be in default under the notes, unless the merger or other transaction would cure the default. A default for this purpose would also include any event that would be an event of default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

It is possible that the merger, sale or lease of our assets substantially as an entirety or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back.

It is possible that the merger or other transaction may cause the holders of the notes to be treated for U.S. federal income tax purposes as though they exchange the notes for new securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the Indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the Stated Maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the Maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of Holders of debt securities whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of Holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the Indenture and the debt securities is the kind that requires a vote or consent in favor by Holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect Holders of the debt securities. The same vote would be required for us to obtain a waiver of a past default under the Indenture or a waiver of all or part of the restrictive covenants that apply to the debt securities under the Indenture. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote or consent by Holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the debt securities.

Further Details Concerning Voting. When taking a vote or obtaining a consent, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for Original Issue Discount Securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security described in the prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption, or if debt securities have been cancelled by the Trustee or delivered to the Trustee for cancellation. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance of Debt Securities”. (Section 1302)

We will generally be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If we or the Trustee set a record date for a vote or other action to be taken by Holders of a particular series, that vote or action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify, or as the Trustee may specify, if it set the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time. (Section 104)

“Street Name” and other indirect Holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the debt securities or request a waiver.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

What Is An Event of Default under the Indenture? The term “Event of Default” under the Indenture means any of the following:

•	we do not pay any amount on a debt security, including any principal, premium or interest, within 30 days of the due date for the payment of that amount;

•	we do not deposit any applicable sinking fund payment, when due, in respect of any debt securities;

•	we remain in breach of any of our covenant or warranty in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere under the Indenture specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of debt securities other than the particular series held by you), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the Trustee or to the Trustee and us by the Holders of at least 25% in principal amount of the Outstanding Securities of the particular series held by you a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

•	we do not pay when due (subject to any applicable grace period) the principal of, or acceleration of, any debt for money borrowed by us, the aggregate outstanding principal amount of which is up to a certain amount, if such debt has not been discharged or, in the case of acceleration, the acceleration has not been rescinded or annulled, in each case, within 10 days after we have received a written notice from the Trustee, or the Holders of at least 10% in principal amount of the outstanding securities of the particular series held by you;

•	certain events in bankruptcy, insolvency or reorganization; and

•	the occurrence of any other Event of Default provided for in a particular series of debt securities, which will be described in the applicable prospectus supplement. (Section 501)

Remedies If an Event of Default Occurs. If an Event of Default under the Indenture has occurred and has not been cured, the Trustee or the Holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity”. A declaration of acceleration of maturity may be cancelled by the Holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502)

Except in cases of default, where the Trustee has some special duties, the Trustee under the Indenture is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the Trustee protection reasonably satisfactory to it from expenses and liability, referred to herein as an “indemnity”. (Section 507) If indemnity reasonably satisfactory to the Trustee is provided, the Holders of a majority in principal amount of the Outstanding Securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority Holders may also direct the Trustee to perform any other right or power it has under the Indenture. (Section 507)

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the Trustee under the Indenture written notice that an Event of Default has occurred and remains uncured;

•	the Holders of 25% in principal amount of all Outstanding Securities of the relevant series must make a written request that the Trustee take action because of the default, and must offer indemnity reasonably satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

“Street Name” and other indirect Holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to your debt securities. (Section 1301) If we do so choose, we will state that in the prospectus supplement.

Full Defeasance of Debt Securities

If there is a change in U.S. federal tax law or an Internal Revenue Service ruling, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, referred to herein as “full defeasance”, if we put in place the following other arrangements for the Holders of debt securities to be repaid:

•	we must deposit in trust for the benefit of all direct Holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the Holders of debt securities to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back debt securities and gave the Holders of debt securities their share of the cash and notes or bonds deposited in trust. In that event, the Holders of debt securities could recognize gain or loss on the debt securities they give back to us; and

•	we must deliver to the Trustee under the Indenture a legal opinion of our counsel confirming the tax law change described above. (Section 1304)

If we ever did accomplish full defeasance, as described above, the Holders of debt securities would have to rely solely on the trust deposit for repayment on the debt securities. The Holders of debt securities could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent or involved in a Winding Up.

Covenant Defeasance under the Indenture

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance”. In that event, the Holders of debt securities would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit in trust for the benefit of all direct Holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the Trustee under the Indenture a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the Holders of debt securities to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the Indenture and the debt securities would no longer apply:

•	our promises regarding any covenants applicable to the series of debt securities and described in the prospectus supplement; and

•	the Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described previously under “What Is an Event of Default under the Indenture?”.

If we accomplish covenant defeasance, the Holders of debt securities can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Governing Law

The Indenture and all of the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. However, the authorization and execution of the Indenture and debt securities will be governed by, and construed in accordance with, the laws of the PRC (Sections 112)

Concerning the Trustee

The Bank of New York has been appointed as the Trustee under the Indenture. The Bank of New York serves as the ADS depositary for our ADSs under the Deposit Agreement dated November 14, 2002 among us, The Bank of New York, and owners and beneficial owners from time to time of our ADSs. We maintain banking relationships in the ordinary course of business with The Bank of New York.

The Indenture provides that we will indemnify the Trustee against any loss, liability or expense incurred without negligence, bad faith or willful misconduct of the Trustee in connection with the acceptance or administration of the trust created by the Indenture. (Section 607)

CLEARANCE AND SETTLEMENT

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream in Luxembourg and Euroclear in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositories. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities in global form will be made in US dollars, these procedures can be used for cross-market transfers and the debt securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in debt securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

Clearstream and Euroclear hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories, which in turn hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and its participants are on file with the SEC.

Clearstream

Clearstream has advised us as follows:

•	Clearstream is incorporated under the laws of Luxembourg as a bank and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities.

•	Clearstream provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

•	Clearstream interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream’s customers are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations.

•	Clearstream’s U.S. customers are limited to securities brokers and dealers and banks.

•	Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer.

•	Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Euroclear

Euroclear has advised us as follows:

•	Euroclear is operated by the Brussels office of Morgan Guaranty Trust Company of New York, which is known as the Euroclear Operator, under contract with Euroclear Clearance Systems, S.C., which is a Belgian cooperative corporation.

•	Euroclear holds securities for its participants and facilitates the clearance and settlement of securities

•	transactions among them through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

•	Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

•	All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator and not the cooperative. The cooperative establishes policy for the Euroclear system on behalf of Euroclear participants.

•	Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

•	The Euroclear Operator is the Belgian branch of a New York banking corporation, which is a member bank of the Federal Reserve System. As a member of this system, it is regulated and determined by the Board of Governors of the Federal Reserve System and the New York State Banking Department. It is also regulated by the Belgian Banking Commission.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures–DTC

DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in US dollars, on the settlement date. For payments in a currency other than US dollars, debt securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures–Euroclear and Clearstream

We understand that investors that hold their debt securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading Between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in US dollars, settlement will be in same-day funds. If payment is made in a currency other than US dollars, settlement will be free of payment. If payment is made other than in US dollars, separate payment management outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream Participants

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream Purchaser

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream at least one business day prior to settlement. The instructions will provide for the transfer of the debt securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream participant. Euroclear or Clearstream, as the case may be, will then instruct the common depositary for Euroclear and Clearstream to receive the debt securities either against payment or free of payment.

The interests in the debt securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream. Under this approach, participants may take on credit exposure to Euroclear or Clearstream until the debt securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream participants purchasing debt securities would incur overdraft charges for one business day (assuming they clear the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of the debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

TAXATION

The taxation of income and capital gains of holders of our H shares, ADSs or debt securities is subject to the laws and practices of China and of jurisdictions in which holders of our H shares, ADSs or debt securities are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions is based on current law and practice, is subject to change and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in the H shares, ADSs or debt securities. In particular, the discussion does not address the tax consequences under state, local and other laws, such as non-U.S. federal laws. Accordingly, you should consult your own tax adviser regarding the tax consequences of an investment in the H shares, ADSs or debt securities. The discussion is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to change.

The People’s Republic of China

Taxation related to H Shares and ADSs

The following is a summary of certain Chinese tax provisions relating to the ownership and disposition of H shares or ADSs purchased in connection with our initial public offering and held by the investors as capital assets. This summary does not purport to address all material tax consequences of the ownership of H shares, and does not take into account the specific circumstances of any particular investors. This summary is based on the tax laws of China as in effect on the date of this prospectus, as well as on the Agreement between the United States of America and the People’s Republic of China for the Avoidance of Double Taxation, or the PRC-US Treaty, all of which are subject to change (or changes in interpretation), possibly with retroactive effect.

This discussion does not address any aspects of Chinese taxation other than income taxation, capital taxation, stamp taxation and estate taxation. Prospective investors are urged to consult their tax advisors regarding Chinese, Hong Kong and other tax consequences of owning and disposing of H shares.

Taxation of Dividends

Individual Investors. According to the Provisional Regulations of China Concerning Questions of Taxation on Enterprises Experimenting with the Share System, or the Provisional Regulations, and the Individual Income Tax Law of the PRC, as amended on August 30, 1999, dividends paid by Chinese companies are ordinarily subject to a Chinese withholding tax levied at a flat rate of 20%. For a foreign individual who is not a resident of China, the receipt of dividends from a company in China is normally subject to a withholding tax of 20% unless reduced by an applicable tax treaty. However, the Chinese State Administration of Taxation, or the SAT, the Chinese central government tax authority which succeeded the State Tax Bureau, issued, on July 21, 1993, a Notice of the Chinese State Administration of Taxation Concerning the Taxation of Gains on Transfer and Dividends from Shares (Equities) Received by Foreign Investment Enterprises, Foreign Enterprises and Foreign Individuals, or the Tax Notice, which states that dividends paid by a Chinese company to individuals with respect to shares listed on an overseas stock exchange, or Overseas Shares, such as H shares, are not subject to Chinese withholding tax. The relevant tax authority has not collected withholding tax on dividend payments on Overseas Shares, including H shares and ADSs.

Under the Individual Income Tax Law of the PRC, foreign individuals are subject to withholding tax on dividends paid by a Chinese company at a rate of 20% unless specifically exempted by the tax authority of the State Council. In a letter dated July 26, 1994 to the former State Commission for Restructuring the Economic System, the former State Council Securities Commission and the China Securities Regulatory Commission, the SAT reiterated the temporary tax exemption stated in the Tax Notice for dividends received from a Chinese company listed overseas. In the event that this letter is withdrawn, a 20% tax may be withheld on dividends in accordance with the Provisional Regulations, the Amendments and the Individual Income Tax Law. Such withholding tax may be reduced under an applicable double taxation treaty. To date, the relevant tax authorities have not collected withholding tax from dividend payments on such shares exempted under the Tax Notice.

Enterprises. According to the Income Tax Law of the PRC Concerning Foreign Investment Enterprises and Foreign Enterprises, dividends paid by Chinese companies to enterprises are ordinarily subject to a Chinese withholding tax levied at a flat rate of 20%. However, according to the Tax Notice, a foreign enterprise with no permanent establishment in China receiving dividends paid with respect to a Chinese company’s Overseas Shares will temporarily not be subject to the 20% withholding tax. If such withholding tax becomes applicable in the future, the rate could be reduced under an applicable double taxation treaty.

Tax Treaties. Investors who do not reside in China and reside in countries that have entered into double-taxation treaties with China may be entitled to a reduction of the withholding tax imposed on the payment of dividends to investors of our company who do not reside in China. China currently has double-taxation treaties with a number of other countries, which include:

•	Australia;

•	Canada;

•	France;

•	Germany;

•	Japan;

•	Malaysia;

•	the Netherlands;

•	Singapore;

•	the United Kingdom; and

•	the United States.

Under the treaty between China and the United States, the China-US Treaty, China may tax a dividend paid by us to an Eligible U.S. Holder up to a maximum of 10% of the gross amount of such dividend. It is arguable that under the China-US Treaty, China may only tax gains from the sale or disposition by an Eligible U.S. Holder of H shares representing an interest in the Company of 25% or more, but this position is uncertain and the Chinese authorities may take a different position. For the purposes of this discussion, an “Eligible U.S. Holder” is a U.S. holder that (i) is a resident of the United States for the purposes of the China-US Treaty, (ii) does not maintain a permanent establishment or fixed base in China to which H shares are attributable and through which the beneficial owner carries on or has carried on business (or, in the case of an individual, performs or has performed independent personal services) and (iii) is not otherwise ineligible for benefits under the China-US Treaty with respect to income and gains derived in connection with the H shares.

Taxation of Capital Gains

The Tax Notice provides that gains realized by enterprises that are holders of Overseas Shares would, temporarily, not be subject to capital gains taxes. With respect to individual holders of H shares, the Provisions for Implementation of Individual Income Tax Law of the PRC, or the Provisions, issued on January 28, 1994, stipulated that gains realized on the sale of equity shares would be subject to income tax at a rate of 20% on the gains, and empowered the Ministry of Finance to draft detailed tax rules on the mechanism for collecting such tax, as per the official publication “China Securities News” of April 13, 1994. However, no income tax on gains realized on the sale of equity shares has been collected. Gains on the sale of shares by individuals were temporarily exempted from individual income tax pursuant to notices issued by the SAT dated June 20, 1994, February 9, 1996 and March 30, 1998. In the event this temporary exemption is withdrawn or ceases to be effective, individual holders of H shares may be subject to capital gains tax at the rate of 20% unless such tax is reduced or eliminated by an applicable double taxation treaty. If tax on capital gains from the sale of H shares become applicable, it is arguable that under the China-US Treaty, China may only tax gains from the sale or disposition by an Eligible U.S. Holder of H shares representing an interest in our company of 25% or more, but this position is uncertain and the Chinese authorities may take a different position.

On November 18, 2000, the State Council issued a notice entitled “State Council Notice on the Income Tax Reduction for Interest and Other Income that Foreign Enterprises Derive in China,” or the Tax Reduction Notice. Under the Tax Reduction Notice, beginning January 1, 2001, enterprise income tax at a reduced 10% rate will apply to interest, rental, license fees and other income obtained in China by foreign enterprises without agencies or establishment in China, or by foreign enterprises without any substantive relationship with their agency or establishment in China. Therefore, if the exemption as described in the preceding paragraph does not apply or is not renewed, and the Tax Reduction Notice is found not to apply, a foreign enterprise shareholder may be subject to a 20% tax on capital gains, unless reduced by an applicable double taxation treaty.

Additional Chinese Tax Considerations

Chinese Stamp Duty. Chinese stamp duty imposed on the transfer of shares of Chinese publicly traded companies under the Provisional Regulations should not apply to the acquisition and disposal by non-Chinese investors of H shares or ADSs outside of China by virtue of the Provisional Regulations of China Concerning Stamp Duty, which became effective on October 1, 1988 and provides that Chinese stamp duty is imposed only on documents executed or received within China that are legally binding in China and are protected under Chinese law.

Estate Tax. No liability for estate tax under Chinese law will arise from non-Chinese nationals holding H shares.

Taxation related to Debt Securities

Individual Investors.

According to the Individual Income Tax Law of the PRC, as amended on August 30, 1999, any interest payment on debt securities by a Chinese company to a foreign individual who is not a resident of China is normally subject to a Chinese withholding tax levied at a rate of 20%, unless reduced by an applicable tax treaty. On December 13, 1999, the State Administration of Foreign Exchange and the State Administration of Taxation jointly issued a Notice on Certain Issues Concerning the Provision of Evidence of Tax Payment for Sale and Payment of Foreign Exchange Under the Non-Trading Items and Certain Capital Account Items, or the Tax Notice, which provides for individual income tax exemption for overseas holders of debt securities upon application with respect to the interest payment on the debt securities by a Chinese financial institution or a Chinese company. Such tax exemption approval shall be issued by the applicable local taxation administration.

Enterprises.

According to the Income Tax Law of the PRC Concerning Foreign Investment Enterprises and Foreign Enterprises, any interest payment on debt securities by a Chinese company to a foreign enterprise is normally subject to a Chinese withholding tax levied at a rate of 20%. However, the Tax Notice also provides for exemption for a foreign enterprise with no permanent establishment in China receiving interest payment by a Chinese company on debt securities issued outside of China upon application. Such tax exemption approval shall be issued by the applicable local taxation administration.

Additional Chinese Tax Consideration

Chinese Stamp Duty. Chinese stamp duty should not apply to the acquisition and disposal by non-Chinese investors of debt securities outside of China by virtue of the Provisional Regulations of China Concerning Stamp

Duty, which became effective on October 1, 1988 and which provide that Chinese stamp duty is imposed only on documents executed or received within China that are legally binding in China and are protected under Chinese law.

Estate Duty. No liability for estate duty under the laws of the PRC will arise from non-Chinese individuals holding debt securities issued outside of China.

Hong Kong

Taxation related to H Shares and ADSs

Tax of Dividends

Under the current practice of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in respect of dividends paid by us.

Profits

No tax is imposed in Hong Kong in respect of capital gains from the sale of property, such as an H share. Trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 17.5% on corporations and individuals at a maximum rate of 15.5% with effect from April 1, 2003 and 16.0% with effect from April 1, 2004. Gains from sales of H shares effected on the Hong Kong Stock Exchange will be considered to be derived from or arise in Hong Kong. Liability for Hong Kong profits tax would thus arise in respect of trading gains from sales of H shares realized by persons carrying on a business of trading or dealing in securities in Hong Kong. There is no tax treaty in effect between the United States and Hong Kong, and the PRC-US Treaty does not apply to Hong Kong.

There will be no liability for Hong Kong profits tax in respect of profits from the sale of ADSs, where purchases and sales of ADSs are effected outside Hong Kong, e.g., on the New York Stock Exchange.

Stamp Duty

Hong Kong stamp duty will be payable by the purchaser on every purchase and by the seller on every sale of H shares registered on the Hong Kong branch register. The duty is charged at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, the H shares transferred on each of the seller and the purchaser. In other words, a total 0.2% is currently payable on a typical sale and purchase transaction of H shares. In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of shares.

If one of the parties to the sale is a non-resident of Hong Kong and does not pay the required stamp duty, the duty not paid will be assessed on the instrument of transfer (if any), and the transferee will be liable for payment of such duty.

The withdrawal of H shares upon the surrender of ADRs, and the issuance of ADRs upon the deposit of H shares, will also attract stamp duty at the rate described above for sale and purchase transactions unless such withdrawal or deposit does not result in a change in the beneficial ownership of the H shares under Hong Kong law. The issuance of the ADRs upon the deposit of H shares issued directly to the Depositary, as depositary of the ADSs, or for the account of the Depositary, will not be subject to any stamp duty. No Hong Kong stamp duty is payable upon the transfer of ADSs outside Hong Kong.

Estate Duty

The H shares are Hong Kong property under Hong Kong law, and accordingly, these shares may be subject to estate duty on the death of the beneficial owner of these shares, regardless of the place of the owner’s residence, citizenship or domicile. We cannot assure you that the Hong Kong Inland Revenue Department will not treat the ADSs as Hong Kong property that may be subject to estate duty on the death of the beneficial owner of the ADS even if the ADRs evidencing such ADSs are located outside Hong Kong at the date of such death. Hong Kong estate duty is imposed on a progressive scale from 5% to 15%. The rate of and the threshold for estate duty has, in the past, been adjusted on a fairly regular basis. No estate duty is payable when the aggregate value of the dutiable estate does not exceed HK$7.5 million, and the maximum rate of duty of 15% applies when the aggregate value of the dutiable estate exceeds HK$10.5 million.

Taxation related to Debt Securities

Profits Tax

No tax in Hong Kong will be withheld from or be chargeable on payments of principal (including any premium payable on redemption of the debt securities) in respect of the debt securities.

Although the debt securities do not bear interest, any premium payable on redemption of the debt securities may be treated for profits tax purposes as interest. According to Hong Kong Inland Revenue Department practice, interest treated as received on the debt securities (including where paid by the Guarantor under the Guarantee) will not be subject to Hong Kong profits tax, except where the interest is received by or accrued to a financial institution (as defined in the Inland Revenue Ordinance (Cap 112 of the Laws of Hong Kong)) and the sums received or accrued by way of interest arise through or from the carrying on by the financial institution of its business in Hong Kong.

Hong Kong profits tax may be chargeable on revenue profits arising on the sale or disposal of the debt securities on their conversion or redemption where such transactions are or form part of a trade, profession or business carried on in Hong Kong.

Stamp Duty

No Hong Kong stamp duty will be chargeable upon the issue, transfer or conversion of debt securities. However, following conversion of debt securities, a person who effects any sale and purchase of H shares, whether as principal or as agent and whether in Hong Kong or elsewhere, is required to execute contract notes and an instrument of transfer and to have the contract notes and the instrument of transfer stamped with Hong Kong stamp duty. Instrument of transfer attract a fixed-rate stamp duty of HK$5 each. Contract notes attract ad valorem stamp duty of 0.1% of the consideration for, or (if greater) the value of, the H shares transferred on each of the seller and purchaser. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of H shares. If, in the case of a sale or purchase or disposition of H shares by a person who is not resident in Hong Kong, the stamp duty on either or both of the contract notes is not paid, the transferee will be liable to pay stamp duty on the instrument of transfer in amount equal to all the unpaid duty.

Estate Duty

No estate duty is payable under the Estate Duty Ordinance (Cap 111 of the Laws of Hong Kong) in respect of debt securities registered outside Hong Kong.

United States

Taxation Related to H Shares and ADSs

United States Federal Income Taxation

This section describes the material United States federal income tax consequences of the acquisition, ownership and disposition of H shares, ADSs or debt securities. It applies to you only if you are a U.S. holder, as described below, and you hold your H shares, ADSs or debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a bank;

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a tax-exempt organization;

•	an insurance company;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns 10% or more of our voting stock;

•	a person that holds H shares, ADSs or debt securities that are a hedge or that are hedged against currency risks or as part of a straddle or a conversion transaction; or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the Depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

You are a U.S. holder if you are a beneficial owner of H shares, ADSs or debt securities and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

A “non-U.S. holder” is a beneficial owner of H shares or ADSs or debt securities and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

You should consult your own tax advisor regarding the United States federal, state and local tax consequences of owning and disposing of H shares, ADSs or debt securities in your particular circumstances.

This discussion addresses only United States federal income taxation.

In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the shares represented by those ADRs. Exchanges of shares for ADRs, and ADRs for shares, generally will not be subject to United States federal income tax.

Taxation of Dividends

U.S. Holders. Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, you must include in your gross income the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum rate of 15% provided that you hold the shares and ADSs for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. On February 19, 2004, the IRS announced that it will permit taxpayers to apply a proposed legislative change to the holding period requirement described in the preceding sentence as if such change were already effective. This legislative “technical correction” would change the minimum required holding period, retroactive to January 1, 2003, to more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Dividends we pay with respect to the shares or ADSs generally will be qualified dividend income. You must include any Chinese tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. You must include the dividend in income when you, in the case of shares, or the depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Hong Kong Dollar payments made, determined at the Hong Kong/ U.S. dollar spot rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss. The gain or loss generally will be income from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the H shares or ADSs and thereafter as capital gain.

Dividends will be income from sources outside the United States, but generally will be passive income or financial services income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. You should consult with your own tax advisor concerning the application of the U.S. foreign tax credit rules to your particular situation.

Non-U.S. Holders. If you are a non-U.S. holder, dividends paid to you in respect of shares or ADSs will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

U.S. Holders. Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your H shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your H shares or ADSs. Capital gain of a noncorporate U.S. holder is generally eligible for a reduced rate of taxation. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Your ability to deduct capital losses is subject to limitations. Any Hong Kong stamp duty that you pay will not be a creditable tax for United States federal income tax purposes, but you may be able to deduct such stamp duty subject to limitations under the Code.

Non-U.S. Holders. If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your shares or ADSs unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

PFIC Rules. We believe that we should not be treated as a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

In general, if you are a U.S. holder, we will be a PFIC with respect to you if for any taxable year in which you held your H shares or ADSs:

•	at least 75% of our gross income for the taxable year is passive income; or

•	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, and rents (not including certain rents and royalties derived in the active conduct of a trade or business annuities), and gains from assets that produce passive income. If a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If we are treated as a PFIC, and you are a U.S. holder that does not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

•	any gain you realize on the sale or other disposition of your H shares or ADSs; and

•	any excess distribution that we make to you. Generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the H shares or ADSs during the three preceding taxable years or, if shorter, your holding period for the H shares or ADSs.

Under these rules:

•	the gain or excess distribution will be allocated ratably over your holding period for the H shares or ADSs;

•	the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;

•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

If you own H shares or ADSs in a PFIC that are treated as marketable stock, you may make a mark-to- market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your H shares or ADSs at the end of the taxable year over your adjusted basis in your H shares or ADSs. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your H shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the H shares or ADSs will be adjusted to reflect any such income or loss amounts. In addition, notwithstanding any election you make with regard to the shares or ADSs, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for United States federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

If you own H shares or ADSs during any year that we are a PFIC, you must file Internal Revenue Service Form 8621.

Taxation related to Debt Securities

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest each as defined below under “— Original Issue Discount — General” and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount.

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “—Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of ¼ of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “—Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “— General”, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or 15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at: one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either: a fixed multiple that is greater than 0.65 but not more than 1.35, or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points, or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— United States Holders — Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above under “Original Issue Discount—General”; and

•

the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than ¼ of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than ¼ of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations,

•	the date of disposition, if you are an accrual basis taxpayer, or

•	the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “—Original Issue Discount—Short-Term Debt securities” or “—Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities, Renewable Debt Securities and Extendible Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities and with respect to any Renewable and Extendible debt securities.

Non-U.S. Holders. Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. holder of a debt security:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

•	you are not a controlled foreign corporation that is related to the Company through stock ownership, and

•	in the case of a debt security other than a Bearer debt security, the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

•	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

•	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

•	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

•	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security.

Further, a debt security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States; and

•	the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by the Company or another non-United States payor, and

•	other payments of principal and interest and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PRICE HISTORY OF OUR ADSs

As of December 31, 2003, there were 8,027,410,000 H shares issued and outstanding. As of December 31, 2003, there were 12 registered holders of American depositary receipts evidencing 8,642,570 ADSs. Since certain of the ADSs are held by nominees, the above number may not be representative of the actual number of U.S. beneficial holders of ADSs or the number of ADSs beneficially held by U.S. persons. The depositary for the ADSs is The Bank of New York.

The high and low closing sale prices of the shares on the Hong Kong Stock Exchange and of the ADSs on the NYSE for the periods indicated are as follows.

	Price per Share (HK$)		Price per ADS (US$)
	High	Low	High	Low
Annual
2002 (from listing date)	1.49	1.37	18.80	17.27
2003	3.20	1.34	40.81	17.00
Quarterly
Fourth Quarter, 2002	1.49	1.37	18.80	17.27
First Quarter, 2003	1.52	1.34	19.42	18.32
Second Quarter 2003	1.84	1.34	23.15	17.31
Third Quarter 2003	2.33	1.78	30.00	22.63
Fourth Quarter 2003	3.20	2.05	40.81	26.12
Monthly
September 2003	2.33	1.95	30.00	25.00
October 2003	2.58	2.05	34.75	26.12
November 2003	2.63	2.33	33.48	29.55
December 2003	3.20	2.60	40.81	32.80
January 2004	3.45	2.88	44.54	36.59
February 2004 (through February 20)	3.20	2.88	40.54	36.30

SELLING SHAREHOLDERS

The selling shareholders may include one or more of China Telecommunications Corporation, Guangdong Rising Assets Management Co., Ltd., Jiangsu Guoxin Investment Group Co., Ltd. or Zhejiang Financial Development Company. The table below sets forth information regarding the ownership of our share capital as of March 14, 2004 by each of the selling shareholders:

Title of Class	Identity of Person or Group	Amount Owned	Percent of Total Shares
Domestic shares	China Telecommunications Corporation	58,809,120,182	77.78%
Domestic shares	Guangdong Rising Assets Management Co., Ltd.	5,658,608,387	7.48%
Domestic shares	Jiangsu Guoxin Investment Group Co., Ltd.	964,621,836	1.27%
Domestic shares	Zhejiang Financial Development Company	2,154,426,098	2.85%

Total		67,586,776,503	89.38%

The prospectus supplement for any offering of the H shares (directly or in the form of ADSs) by the selling shareholders will include the following information:

•	the names and addresses of the selling shareholders; and

•	the number of H shares or ADSs offered by each of the selling shareholders.

PLAN OF DISTRIBUTION

We and/or the selling shareholders may sell the securities described under this prospectus to or through underwriters, and also may sell the securities described under this prospectus directly to other purchasers or through agents. Such underwriters may also act as agents. In addition, third parties may sell the securities described under this prospectus under the registration statement for their own account.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us and/or the selling shareholders;

•	the purchase price of the securities;

•	the initial public offering price of the debt securities; and

•	any exchange on which the securities will be listed.

Underwriters

If we and/or the selling shareholders use underwriters for the sale of the securities described under this prospectus, they will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we and/or the selling shareholders otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligations to purchase the securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we and/or the selling shareholders use dealers in the sale of the securities described under this prospectus, unless we and/or the selling shareholders otherwise indicate in the applicable prospectus supplement, we and/or the selling shareholders will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents

We and/or the selling shareholders may designate agents who agree to use their reasonable efforts to solicit offers to purchase the securities described in this prospectus during the term of their appointment to sell the securities on a continuing basis.

Direct Sales

We and/or the selling shareholders may also sell the securities described under this prospectus directly without using underwriters, dealers or agents.

U.S. Securities Act of 1933; Indemnification

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the U.S. Securities Act of 1933, and any discounts and commissions they receive from us and/or the selling shareholders and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the U.S. Securities Act of 1933. Agreements that we and/or the selling shareholders will enter into with underwriters, dealers or agents may entitle them to indemnification by us and/or the selling shareholders against various civil liabilities. These include liabilities under the U.S. Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and/or the selling shareholders in the ordinary course of business.

Stabilization and Market Making

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In the event that we and/or the selling shareholders do not list the securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in such securities, but will have no obligation to do so. Any market making may be discontinued at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in the securities of any series or that the liquidity of the trading market for the securities will be limited.

LIMITATIONS ON ENFORCEMENT OF CIVIL LIABILITIES

We are a joint stock company with limited liability incorporated under the laws of the PRC, and substantially all of our assets are located outside the United States. We have appointed CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States, or under the Indenture referred to under “Description of Debt Securities,” or deposit agreement or the ADRs referred to under “Description of American Depositary Receipts,” or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York. However, it may be difficult for investors to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, most of our directors and officers and certain of the experts named in this prospectus are resident outside the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States.

In addition, as China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States, the United Kingdom, Japan or most other members of the Organization for Economic Cooperation and Development, administrative actions brought by regulatory authorities, such as the Commission, and other actions, which result in foreign court judgments, could (assuming such actions are not required by Chinese law or our articles of association to be arbitrated) only be enforced in China if such judgments or rulings do not violate the basic principles of the laws of the PRC or the sovereignty, security and public interest of the society of China, as determined by a people’s court of China that has jurisdiction for recognition and enforcement of judgments. We have been advised by our Chinese counsel that there is doubt:

•	as to the enforceability in China of any actions to enforce judgments of United States courts arising out of or based on the ownership of the H shares, ADSs or debt securities, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws; and

•	whether Chinese courts would enforce, in original actions, judgments against our directors and officers predicated solely upon the federal securities laws of the United States.

Our Hong Kong counsel has advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. However, under Hong Kong common law, a foreign judgment (including one from a court in the United States predicated on federal or state securities laws of the United States) is entitled to recognition and may be enforced in Hong Kong by bringing an action in a Hong Kong court, provided that the foreign judgment is for a debt or definite sum of money and is final and conclusive on the merits.

In addition, the Hong Kong courts may refuse to recognize or enforce a foreign judgment if:

•	the judgment was obtained by fraud;

•	the foreign court lacked the appropriate jurisdiction at the time;

•	it is contrary to public policy or natural justice;

•	the judgment is for multiple damages; or

•	it was based on foreign penal, revenue, or other public law.

FOREIGN EXCHANGE CONTROL

We conduct our business primarily in Renminbi, which is also our functional and reporting currency. The Renminbi is not a fully-convertible currency. Under China’s existing foreign exchange regulations, we will be able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements. However, the Chinese government may take measures at its discretion in the future to restrict access to foreign currencies for both current account transactions and capital account transactions if foreign currencies become scarce in China. We may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADRs, if the Chinese government restricts access to foreign currencies for current account transactions.

Foreign exchange transactions under our capital account, including foreign currency-denominated borrowings from foreign banks, issuance of foreign currency-denominated debt securities and principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange to meet our payment obligations under the debt securities or foreign exchange for capital expenditures.

VALIDITY OF THE SECURITIES

Our U.S. counsel, Sullivan & Cromwell LLP, will pass upon the validity of the securities. Unless otherwise provided in a prospectus supplement, our Chinese counsel, Jingtian & Gongcheng, will pass upon the validity of certain provisions of the securities that are governed by or construed in accordance with the laws of the PRC. If this prospectus is delivered in connection with an underwritten offering, the validity of the securities will be passed upon for the underwriters by any counsel for the underwriters to be named in that prospectus supplement.

EXPERTS

Our consolidated financial statements as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, have been included in our annual report on Form 20-F for our fiscal year ended December 31, 2002 incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG, independent auditors, included in our annual report on Form 20-F for our fiscal year ended December 31, 2002 and incorporated by reference in this prospectus and in the registration statement and upon the authority of KPMG as experts in accounting and auditing.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with the issuance and distribution of the securities registered under this registration statement.

Securities and Exchange Commission registration fee	US$126,700
Printing and engraving expenses	US$250,000
Legal fees and expenses	US$200,000
Accounting fees and expenses	US$50,000
Trustee’s fees and expenses	US$9,000

Total	US$635,700

All amounts are estimated, except the Securities and Exchange Commission registration fee.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the service contract the Registrant has entered into with each director, subject to the requirements of the PRC Company Law, other laws and regulations and the Articles of Association of the Registrant, every director of the Registrant is indemnified out of the Registrant’s assets against all costs, charges, expenses, losses and liabilities which such director may sustain or incur in or about the execution of, or in relation to, such director’s office, and no director shall be liable (except for such director’s own dishonesty) for the acts, receipts, negligence or defaults of any other director or officer of the Registrant, so long as such director acted in good faith and in a manner such director believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 9. Exhibits

Exhibits	Description

1.1	Form of Underwriting Agreement(1).

3.1	Articles of Association (English translation).*

4.1	Form of Indenture.*

4.2	Articles of Association (filed as Exhibit 3.1 hereof).

4.3	Deposit Agreement dated November 14, 2002 among the Registrant, The Bank of New York, as depositary, and Owners and Beneficial Owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt.(2)

5.1	Opinion of Jingtian & Gongcheng, Chinese counsel to the Registrant, as to the validity of the H shares and debt securities, and certain tax matters.*

5.2	Opinion of Sullivan & Cromwell LLP as to the validity of the debt securities being registered as to certain matters of New York Law.*

8.1	Opinion of Jingtian & Gongcheng as to certain PRC tax matters (filed as Exhibit 5.1 hereof).

12.1	Computation of Earnings to Fixed Charges.*

23.1	Consent of KPMG.

23.2	Consent of Jingtian & Gongcheng (filed as Exhibit 5.1 hereof).

23.3	Consent of Sullivan & Cromwell LLP (filed as Exhibit 5.2 hereof).

25.1	Form T-1 statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York.*

*	Previously filed.
(1)	To be filed by amendment or as an exhibit to a document filed with the Securities and Exchange Commission and incorporated by reference in connection with any offering of securities.
(2)	Incorporated by reference to the Registration Statement on Form F-6 (File No. 333-100617) filed with the Securities and Exchange Commission with respect to American Depositary Shares representing H shares.

Item 10. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant, of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on March 15, 2004.

CHINA TELECOM CORPORATION LIMITED

By:	/s/ LI PING

Name: Li Ping Title: Executive Director, Executive Vice President and Company Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Li Ping and Wu Andi, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitutions, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons on March 15, 2004 in the capacities indicated.

Signature	Title

/s/ * Zhou Deqiang	Chairman of the Board of Directors and Chief Executive Officer

/s/ * Chang Xiaobing	Executive Director and President

/s/ * Wu Andi	Executive Director, Executive Vice President and Chief Financial Officer

/s/ * Zhang Jiping	Executive Director and Executive Vice President

/s/ * Huang Wenlin	Executive Director and Executive Vice President

/s/ LI PING Li Ping	Executive Director, Executive Vice President and Company Secretary

/s/ * Wei Leping	Executive Director and Executive Vice President

/s/ * Wang Qi	Controller

*By: /s/ LI PING Li Ping (Attorney-in-fact)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States, of China Telecom Corporation Limited, has signed this Registration Statement or amendment thereto in Beijing, China, on March 15, 2004.

AUTHORIZED U.S. REPRESENTATIVE

By:	/S/ ZHANG WEIHUA

Name: Zhang Weihua

INDEX TO EXHIBITS

Exhibits	Description

1.1	Form of Underwriting Agreement (1).

3.1	Articles of Association (English translation).*

4.1	Form of Indenture.*

4.2	Articles of Association (filed as Exhibit 3.1 hereof).

4.3	Deposit Agreement dated November 14, 2002 among the Registrant, The Bank of New York, as depositary, and Owners and Beneficial Owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt.(2)

5.1	Opinion of Jingtian & Gongcheng, Chinese counsel to the Registrant, as to the validity of the H shares and debt securities, and certain tax matters.*

5.2	Opinion of Sullivan & Cromwell LLP as to the validity of the debt securities being registered as to certain matters of New York Law.*

8.1	Opinion of Jingtian & Gongcheng as to certain PRC tax matters (filed as Exhibit 5.1 hereof).

12.1	Computation of Earnings to Fixed Charges.*

23.1	Consent of KPMG.

23.2	Consent of Jingtian & Gongcheng (filed as Exhibit 5.1 hereof).

23.3	Consent of Sullivan & Cromwell LLP (filed as Exhibit 5.2 hereof).

25.1	Form T-1 statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York.*

*	Previously filed.
(1)	To be filed by amendment or as an exhibit to a document filed with the Securities and Exchange Commission and incorporated by reference in connection with any offering of securities.
(2)	Incorporated by reference to the Registration Statement on Form F-6 (File No. 333-100617) filed with the Securities and Exchange Commission with respect to American Depositary Shares representing H shares.